DOYON/INTERNATIONAL TOWER HILL MINES LTD.

MINING EXPLORATION AGREEMENT
WITH OPTION TO LEASE

August 14, 2006

**MINING EXPLORATION AGREEMENT
WITH OPTION TO LEASE**

between

DOYON, LIMITED

and

INTERNATIONAL TOWER HILL MINES LTD.

made as of the 14th day of August, 2006

Table of Contents

EXHIBITS

SCHEDULES

MINING EXPLORATION AGREEMENT
WITH OPTION TO LEASE

THIS MINING EXPLORATION AGREEMENT WITH OPTION TO LEASE ("this Agreement"), is made as of the 14th day of August, 2006 (the "Effective Date"), between

DOYON, LIMITED ("Doyon"), an Alaska Native regional corporation, optionor

and

INTERNATIONAL TOWER HILL MINES LTD. ("ITH"), a British Columbia, Canada, corporation, optionee.

A. WHEREAS, pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C. § 1601 et seq., as amended ("ANCSA"), Doyon has selected certain of the lands depicted on the map attached hereto as Exhibit A ("the Map") (said lands are also described in Exhibit A-1 attached hereto); and

B. WHEREAS, pursuant to ANCSA, (1) Doyon has received from the United States, through the Bureau of Land Management (the "BLM"), conveyances of both the surface estate and the subsurface estate in and to portions of said lands, AND (2) Doyon reasonably believes that it has the right to receive from the United States, through the BLM, conveyances of both the surface estate and the subsurface estate in and to additional portions (but substantially less than all) of said lands, all of which conveyances have been or will be subject to certain Permitted Exceptions (as defined below); and

C. WHEREAS, pursuant to ANCSA, Doyon has selected lands within the State of Alaska other than the lands depicted on the Map for possible conveyance and these other selected lands together with those lands depicted on the Map that it has selected exceed the total acreage allowed to Doyon under ANCSA, such that the BLM shall require Doyon by no later than June 9, 2008 to identify portions of either those of the lands depicted on the Map that it has selected but that have not yet been conveyed to it or the other selected lands, or both, that Doyon either does or does not desire to receive and either to take conveyances of certain lands (limited in amount to the remaining entitlements granted Doyon under ANCSA) or to release certain lands from the lands selected under ANCSA for conveyance to Doyon, or both; and

D. WHEREAS, although Doyon generally has not yet requested that the BLM convey to Doyon any of the lands depicted on the Map that have been selected but have not yet been conveyed, based on Doyon's past experience in allowing other mineral development companies to explore selected lands, Doyon reasonably believes as follows: (1) the BLM will permit ITH , by and through Doyon, to have helicopter and other limited access to lands managed by the BLM and the BLM will grant the right to establish exploration camps for the purpose of conducting geological, geochemical, and geophysical surveys, low impact sampling, and limited drilling and test pit programs; and (2) if Doyon requests conveyance of any of the lands depicted on the Map that have been selected by it, such lands will be conveyed to it by the BLM via interim conveyance or patent, subject to certain Permitted Exceptions (as defined

below), and any such interim conveyance or patent will enable Doyon to enter into a Mining Lease with ITH for such lands to allow ITH to proceed with exploration for, development of, and production of certain minerals from such lands, if ITH otherwise is entitled to exercise its option to receive a Mining Lease as to such lands under the terms of this Agreement; and

E. WHEREAS, ITH desires to conduct exploration for such minerals not only on the lands depicted on the Map that have been selected by or conveyed to Doyon but also on certain lands surrounded by or adjoining such selected or conveyed lands, and the parties desire to identify those portions of all said lands which appear most promising for mineral production so that (1) ITH can *both* exercise its option to lease certain portions of said lands pursuant to this Agreement *and* to release from this Agreement certain other portions of said lands that do not appear valuable for minerals and (2) Doyon can from time to time request of the BLM conveyances of portions of said lands or release from its selections portions of said lands, or both, in accordance with the provisions of this Agreement; and

F. WHEREAS, Doyon has agreed to grant to ITH the right to conduct mineral exploration activities on the Doyon Property depicted on the Map to the extent Doyon has the power and authority to do so and has agreed to grant to ITH the option to lease portions thereof subject to the terms and conditions set forth in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

"Affiliate" means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

"Alluvial Placer Gold Occurrences" means those Gold Occurrences identified on Schedule A attached hereto which have resulted from the operation of rivers and streams including the sediments laid down in river and stream beds, flood plains, lakes, fans at the foot of mountain slopes, and estuaries and which can be developed through use of traditional placer mining techniques employing screening and trapping by use of gravity separation only; if minerals need to be crushed or otherwise processed prior to gravity separation, those materials and the gold found therein are not alluvial placers.

"Area of Interest" means, with respect to the lands and interests depicted on Exhibit A, attached hereto, (i) all interests in real property (other than Doyon Property) within the areas depicted on such Exhibit as being within the West Tanana Block plus (ii) all interests in real property within the areas depicted on such Exhibit as being within an adjoining Area of Interest.

"**BLM Requested Selection Reduction**" means a request to Doyon from the BLM to relinquish ANCSA selection to a portion of the Doyon Selected Property.

"**Block**" means, with respect to the lands and interests depicted on Exhibit A attached hereto, all of the Doyon Property within the areas depicted on such Exhibit as being subject to this Agreement.

"**Commercial Production**" means mineral production operations extracting at least 1,000 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which operations of that type are suspended due to normal weather conditions. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Agreement, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of less than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and Doyon's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld.

"**Designated Area**" means the number of acres and tract configuration which should be included in a Mining Lease in order to exploit fully and efficiently the Mineral deposit(s) associated with a Prospect.

"**Doyon Conveyed Property**" means those real property interests within the Expenditure Area that, as of the date of this Agreement or from time to time in the future, are conveyed to Doyon pursuant to ANCSA either by interim conveyance or by patent.

"**Doyon Property**" means all Doyon Selected Property and all Doyon Conveyed Property, depicted on the Map and described in Exhibit A-1, as well as any real property interests acquired by Doyon pursuant to **SECTION 13.1** of this Agreement.

"**Doyon Selected Property**" means those real property interests within the Expenditure Area that are selected by Doyon pursuant to ANCSA but which have not yet been conveyed to Doyon. Doyon Selected Property generally includes both the surface estate and the subsurface estate in and to particular lands; in some cases, Doyon Selected Property includes only the subsurface estate in and to particular lands.

"**Expenditure Area**" means all of the lands within the Block but no lands in the Area of Interest.

"**Exploration Expenditures**" means all actual, direct expenditures incurred after the date of this Agreement made by or on behalf of ITH in ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals within the Expenditure Area. Without limiting the generality of the foregoing, Exploration Expenditures shall include the following:

(1) a pro rata share (allocated on an hourly basis) of the salaries of ITH's geologists, landmen and technical employees, while working on or for the direct benefit of

the Expenditure Area, including but not limited to the costs of providing reports and samples to Doyon and attending any meetings required under this Agreement;

(2) the costs of any reclamation bond;

(3) the costs of all archaeological and cultural resources surveys; and

(4) tax payments made by ITH under **SECTION 6.6** of this Agreement.

Exploration Expenditures shall not include (a) payments made by ITH to Doyon pursuant to **SECTION 3** below, (b) any costs associated with raising or managing equity capital, (c) other than as provided above, any costs incurred in acquiring Third Party Property within the Expenditure Area, (d) other than as provided above, any payments made by ITH to third parties (in cash, services, or anything else of value) pursuant to agreements entered into with said third parties to acquire Third Party Property within the Expenditure Area, or (e) other than as provided above, any other general and administrative costs incurred by ITH associated with its performance under this Agreement.

"**Feasibility Study**" means a written report prepared by an independent mining consultant selected by ITH and approved by Doyon setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from a Mine in a Designated Area that recommends that all or part of the Designated Area should be brought into Commercial Production. It shall also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed hereunder would undertake to identify and quantify new mining reserves in the Designated Area and shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, ITH shall make available to Doyon for review all drafts of the Feasibility Study as they become available to ITH together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice Doyon shall be invited to attend at Doyon's cost all formal project review meetings between the consultant and ITH held in connection with the preparation of any Feasibility Study.

"**Mine**" means one or more open pits, underground workings, in situ operations, and processing facilities within a single Designated Area if such open pits, underground workings, in situ operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

"**Mineral(s)**" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

"**Mineral Products**" means all Ores produced from the Premises which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

"**Mining Lease**" means any mining lease entered into pursuant to this Agreement using the form attached hereto as Exhibit D, with such changes, if any, as may be agreed upon by Doyon and ITH as necessary and reasonable.

"**Native Corporation**" has that meaning given in ANCSA.

"**Native**" has that meaning given in ANCSA.

"**Option**" means the option rights granted in **SECTIONS 2.1(d)** and **2.1(e)** of this Agreement.

"**Option Period**" means the period commencing on the date of this Agreement and ending at 11:59 p.m. on December 31, 2010, unless extended for one year to 11:59 p.m. on December 31, 2011 pursuant to **SECTION 3.3** below, during which period ITH may exercise the Option.

"**Option Year**" means any year during the Option Period commencing at midnight on January 1st and ending at 11:59 p.m. on the following December 31, except that the first Option Year under this Agreement shall commence on the Effective Date of this Agreement and shall end at 11:59 p.m. on December 31, 2006.

"**Ore**" means all material produced from the Premises that contains one or more Minerals and which in the sole discretion of ITH justifies either (i) mining, extracting, or recovering from a place in the Premises and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Premises by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for ITH from the Premises and sold, processed, or refined by or for ITH , and all Mineral and non-Mineral components of all such materials and solutions.

"**Other Minerals**" means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

"**Permitted Exceptions**" means such reservations, exceptions, exclusions, restrictions, and limitations as may be included in interim conveyances or patents issued to Doyon for property within the Expenditure Area pursuant to ANCSA, including but not limited to the following: valid existing rights (including but not limited to unpatented mining claims); reserved areas set aside by law, executive order, public land order, or similar action; lands designated as National Wild and Scenic River lands; cemetery and historic sites; air navigation sites; public land entries; Native allotments; lands underlying inland navigable waters, tidal waters, or coastal waters; and public easements, with the understanding that some Permitted Exceptions constitute Third Party Property.

"**Person**" means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity or form of enterprise.

"**Positive Prefeasibility Study**" means a written study for a Prospect prepared by an independent mining consultant selected by ITH and approved by Doyon containing (1) an analysis of the possible economic viability of conducting commercial operations for the production, marketing, and sale of one or more Mineral Products from a Mine involving operations in addition to or other than operations on or in connection with an Alluvial Placer Gold Occurrence, (2) an analysis of the possible market for Mineral Products that may be produced from said Mine, (3) a discussion of the possible methods by which Commercial Production of Mineral Products may be achieved from said Mine, (4) a description of the possibly applicable environmental issues associated with the operation and reclamation of said Mine, including applicable environmental and reclamation laws, (5) a description of the recommended Designated Area for the prospect, (6) an analysis of the land status of all lands within the Designated Area and possible impacts of such land status on the development and operation of said Mine, and (7) a recommendation, based upon drilling (except in cases of governmental prohibition on drilling) and limited metallurgical testing evidencing (in conjunction with such other testing and information as may be available) the possible continuity and grade of the mineralization on the Prospect, that continued focused exploration or development work be conducted on the Designated Area to determine whether all or a part of the Prospect can be brought into Commercial Production. The parties further acknowledge and agree that a Positive Prefeasibility Study will be used solely for the purpose of determining whether a Mining Lease should be entered into for a particular Prospect and that a Positive Prefeasibility Study will be adequate for this purpose if a reasonably prudent person familiar with the mining industry in North America would read such study and conclude that additional work should be performed in the Designated Area with the expectation that such additional work might reasonably lead to the development of a paying Mine within the Designated Area. The parties acknowledge that a Positive Prefeasibility Study cannot and will not be as rigorous or detailed as a full Feasibility Study. During the preparation of any Positive Prefeasibility Study, ITH shall make available to Doyon for review all drafts of the Positive Prefeasibility Study as they become available to ITH together with all data upon which the Positive Prefeasibility Study or drafts are based. Upon reasonable notice Doyon shall be invited to attend at Doyon's cost all formal project review meetings between the consultant and ITH held in connection with the preparation of any Positive Prefeasibility Study.

"**Precious Minerals**" means gold, silver, platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals from the production of Ores.

"**Premises**" means such Doyon Property as may be included in a Mining Lease.

"**Prospect**" means an area of land within a Block containing mineralization that may be capable of development into a Mine.

"**Third Party Property**" means those interests in real property within the Expenditure Area and the Area of Interest that are not Doyon Property.

2. GRANT OF EXPLORATION RIGHTS AND OPTION TO LEASE

2.1 Grant. With respect to the Doyon Conveyed Property (including such Doyon Conveyed Property as may be acquired by Doyon after the date hereof), and for the Doyon Selected Property to the extent Doyon has the power and authority to do so, and subject to the rights of termination as provided herein, Doyon hereby grants to ITH the following, for and during the Option Period:

(a) the nonexclusive right to use the surface of the Doyon Property to the extent such surface or the right to use such surface is owned or held by Doyon, subject to Doyon's right to review and approve the choice of surface locations for access routes and other surface facilities and place reasonable restrictions thereon, all in furtherance of activities undertaken pursuant to this Agreement;

(b) the sole and exclusive right to explore the Doyon Property (excluding Alluvial Placer Gold Occurrences) for Minerals by conducting geological, geochemical, and geophysical activities and taking samples (including drilling), if and to the extent permitted by the BLM or other governmental agency with jurisdiction over the affected portion of the Doyon Property prior to interim conveyance or patent;

(c) the sole and exclusive Option, exercisable, upon giving written notice of exercise to Doyon, at any time and from time to time during the Option Period, to lease portions of the Doyon Property (other than Alluvial Placer Gold Occurrences) pursuant to the leasing procedure described in this Agreement;

(d) the exclusive right to use on the Doyon Property at no cost such sand, gravel, shot rock, aggregate, rock, and other materials as may exist on Doyon Property, all in furtherance of activities undertaken pursuant to this Agreement;

(e) the nonexclusive right to explore all Alluvial Placer Gold Occurrences within the Doyon Property; and

(f) the nonexclusive Option, exercisable, upon giving written notice of exercise to Doyon, at any time and from time to time during the Option Period, to lease portions of any Alluvial Placer Gold Occurrences pursuant to the leasing procedure described in this Agreement.

2.2 Governmental Permits and Approvals. Doyon shall, upon request by ITH , make reasonable efforts to assist ITH in obtaining such permits and approvals (including, in particular, special use permits and water rights permits) from the BLM or other governmental agencies with jurisdiction over the Doyon Property and, to the extent required by law or regulation, Doyon shall join in all applications for such permits or approvals as are reasonably necessary for the exploration activities contemplated by this Agreement. In all cases, ITH shall be responsible for preparing all such applications. Doyon shall have the right to review such applications, as well

as amendments thereto, before they are submitted and to suggest reasonable revisions. Doyon shall cooperate fully with ITH in seeking permits and approvals, including during the appeal of any denials or unreasonable conditions, as requested in good faith by ITH. Permits and approvals shall be issued to and in the name of ITH except that any water rights permits appurtenant to the Doyon Property shall be issued in the name of Doyon. ITH shall keep Doyon advised of all communications with regulatory agencies concerning the activities contemplated under this Agreement and shall invite Doyon, at Doyon's expense, to attend and participate in all meetings with regulatory authorities and vice versa. All fees, rentals, or other payments, if any, necessary for issuance of such permits and approvals shall be paid by ITH . No amendments to the terms of any permit or approval shall be sought by ITH without the written consent of Doyon, which consent shall not be unreasonably withheld.

4. EXPLORATION EXPENDITURE COMMITMENTS

4.2 Exploration Program and Budget. The annual program and budget for the first Option Year is attached to this Agreement as Exhibit B. On or before each December 1 during the Option Period, ITH shall consult with Doyon regarding the development of a program and budgets for Exploration Expenditures for the coming Option Year. On or before each December 15 during the Option Period, ITH shall submit to Doyon a draft program and budget for Exploration Expenditures for the coming Option Year. On or before each January 1 during the Option Period, Doyon and ITH shall meet at a mutually agreed time and place in Alaska or in Denver to discuss ITH 's proposed program and budget for Exploration Expenditures for the coming Option Year. On or before each January 15 during the Option Period, ITH shall submit its final proposed program and budget (including such supplemental program and budget as may be proposed by Doyon) to the ITH Board of Directors. On or before each January 31 during the

Option Period, the ITH Board of Directors shall approve a final program and budget for Exploration Expenditures for the coming Option Year incorporating such features and expenses as it desires, subject only to the requirements hereof.

4.3 Sampling. During the term of this Agreement, ITH agrees that in obtaining analyses and assays of mineral samples it will test for all Minerals which it reasonably believes may be present and of potential economic interest.

5. EXERCISE OF OPTION AND EXECUTION OF LEASE

5.2 Request for Conveyance and Execution of Lease.

(a) Subject to the Permitted Exceptions, within 90 days after delivery to Doyon of (a) a satisfactory Positive Prefeasibility Study respecting a Designated Area, and (b) notice of ITH 's exercise of the Option on a Designated Area, and regardless of whether the Option Period expires after such delivery, Doyon shall request from the BLM a conveyance of all Doyon Property therein, if Doyon has not yet received such a conveyance. Doyon shall use all reasonable efforts to expedite the conveyance of such Doyon Property. Within thirty (30) days after Doyon's receipt of conveyance of all Doyon Property as to which ITH has exercised its Option, or within thirty (30) days after receipt by Doyon of ITH 's request if Doyon has already received conveyance of all of the Doyon Property as to which ITH has exercised its Option, the parties shall execute a Mining Lease (as to a new Designated Area). Such Mining Lease shall be effective as of the date of its execution.

(b) If Doyon, despite its best efforts, cannot secure a conveyance to all Doyon Property as to which ITH has exercised its Option because of a title defect which was not of record (either in federal or state records), which was not known to and disclosed by Doyon to ITH , and which was not discovered in spite of a reasonable diligent search by ITH, or for any

other reason beyond the reasonable control of Doyon, and so notifies ITH, and if the inability of Doyon to secure a conveyance materially impairs ITH's ability to build or expand (as the case may be) a profitable Mine, in ITH's reasonable estimation, then ITH may rescind its exercise of the Option as to such area by written notice to Doyon. Any Designated Area subject to such a rescission shall not constitute a Designated Area for purposes of the limitation set forth at the end of the next to last paragraph in **SECTION 5.1.** If ITH believes the title defect preventing Doyon from securing conveyance ultimately may be cured, then ITH may elect to declare an event of force majeure under **SECTION 15** of this Agreement as to the optioned area and proceed to attempt to cure such defect pursuant to **SECTION 11.3**.

6. CONDUCT OF OPERATIONS

6.1 Operational Standards and Compliance with Laws. All activities under this Agreement shall be conducted in a good and miner-like manner to the highest standards reasonably capable of being employed now or in the future by the mining industry. All activities under this Agreement shall be conducted in compliance with all applicable federal, state, and local laws and regulations, whether now existing or subsequently enacted, including those relating to reclamation of the Doyon Property, air quality, water quality, the treatment, storage, and disposal of wastes and hazardous substances, and the sale of securities. Consistent with applicable laws, wastes and hazardous substances will either be destroyed or removed from Doyon Property not included in a Mining Lease unless Doyon consents in writing to storage or disposal thereon. However, unless such violations of laws or breaches of operational standards or reclamation requirements cause material harm to Doyon, to Doyon shareholders or descendants of shareholders, or to its or their property or to resources which are or may be owned or used by Doyon or by Doyon shareholders or descendants of shareholders, or unless such violations or breaches cause ITH to default in the performance of its other obligations under this Agreement, such violations or breaches shall not be grounds for Doyon to terminate this Agreement under **SECTION 14** below. ITH recognizes that compliance with laws and regulations may not be adequate to meet the operational standards of this **SECTION 6.1** or the reclamation requirements of **SECTION 6.2** herein. The requirements of this **SECTION 6.1** terminate as to the lands within a Mining Lease, upon the issuance of that Mining Lease.

6.2 Condition of Sites and Facilities; Reclamation Bond.

(a) ITH shall, at all times, keep all areas of the Doyon Property on which it is conducting activities in a neat and clean condition, free of unnecessary accumulation of debris and waste resulting from ITH's operations. During the term of this Agreement, all improvements constructed on the Doyon Property by ITH shall be maintained in good condition and reasonably secured.

(b) Prior to commencement of exploration activities on the Doyon Property, ITH shall obtain for the benefit of Doyon a reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws relating to ITH's operations on the Doyon Property. For purposes of the preceding sentence, ITH hereby waives any rights it may have under AS 27.19.050(a). Doyon shall have the right at any time to require verification of

the existence and amount of financial security required by this SECTION . To the extent permitted by law, ITH shall name Doyon as co-beneficiary on any bond or other form of financial security obtained pursuant to this SECTION , or in favor of a federal, state or local governmental agency. ITH will spend a greater amount than the amount of the reclamation bond if necessary to meet the reclamation requirements of this Agreement and to meet or exceed requirements from the state and federal agencies.

6.3 Archaeological and Cultural Resources Clearances. Prior to conducting surface disturbing activities such as trenching, drilling, or similar mechanized operations on any site within the Expenditure Area, ITH shall conduct, through use of qualified personnel, an archaeological and cultural resources survey of each site to determine the existence of artifacts, remains, and places of cultural significance to Alaska Natives and, if such artifacts and remains are discovered or places identified, to minimize possible adverse effects on such sites from mineral exploration activities allowed under this Agreement. Selection of such personnel shall be made by ITH and approved by Doyon and a written report of each such survey shall be submitted to Doyon. Doyon acknowledges its obligation under **SECTION 8.1(a)** of this Agreement to provide information to ITH about archaeological and cultural resources within the Expenditure Area.

6.4 Notice of Non-Responsibility. ITH shall post and maintain notices at its operations on the Doyon Property stating that Doyon shall not be responsible or liable for any claim for performing labor or furnishing materials, supplies, machinery, or other fixtures or for damages in connection with ITH's operations on the Doyon Property and that Doyon's interest in the Doyon Property shall not be subject to any lien or claim of lien therefor. Doyon acknowledges that Doyon shall be responsible and liable for any such claim or lien arising out of its own operations on the Doyon Property during the Option Period.

6.5 Liens and Encumbrances. Except with respect to its leasehold interest under any Mining Lease, its rights to Minerals, Ores, and Mineral Products produced pursuant thereto, and its improvements in a Designated Area subject to any Mining Lease, ITH shall not permit or allow the assertion by any person of any claim, lien, or encumbrance of any nature whatsoever arising out of or resulting directly or indirectly from its activities on the Doyon Property, including but not limited to ITH's interest in the Minerals, Ores, and Mineral Products located therein or derived therefrom and any improvements to the Doyon Property. If any such claim, lien, or encumbrance is asserted by any third person, ITH shall promptly discharge the same unless ITH in good faith contests the claim, lien, or encumbrance, in which event ITH shall provide Doyon with a bond or other reasonable assurance of payment acceptable to Doyon in an amount adequate to protect Doyon against loss from the claim, lien, or encumbrance and all costs associated therewith, including without limitation penalties and attorneys' fees.

6.6 Taxes. ITH shall pay when due, during the term of this Agreement, all taxes assessed against its personal property and all improvements placed upon the Doyon Property, and ad valorem and reserves taxes assessed against the Doyon Property which result from ITH's activities on the Doyon Property. ITH shall have the right, at its option, to contest, in the courts or otherwise, in its own name or in the name of Doyon, the validity or amount of any such taxes

or assessments, if it deems the same unlawful, unjust, unequal, or excessive, or to take such other steps or proceedings as it deems necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Doyon shall pay property taxes and all ad valorem taxes assessed against the Doyon Property for improvements not placed thereon by ITH . Doyon shall furnish to ITH duplicate receipts of all such taxes or assessments when paid. If Doyon receives tax bills or claims which are the responsibility of ITH hereunder, the same shall be promptly forwarded to ITH for appropriate action and, if not so forwarded, Doyon shall be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

6.7 Insurance. In addition to reclamation bonding required by **SECTION 6.2** above, ITH shall, at all times while conducting operations pursuant to this Agreement, comply fully with applicable worker's compensation laws and purchase protection for it and Doyon comparable to that provided under standard form insurance policies for the following: (a) comprehensive public liability and property damage with combined limits of $2,000,000 for bodily injury and property damage; (b) automobile insurance with combined limits of $500,000; and (c) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Doyon shall be named an additional insured under all such insurance policies (to the extent permitted by law) and ITH shall cause Doyon to be furnished with insurance certificates evidencing such insurance at any time upon request.

6.8 Indemnification. Subject to the other provisions of this Agreement, each party shall protect, defend, indemnify, and hold the other party and its shareholders, employees, agents, and representative, and in the case of Doyon, the direct descendants of its shareholders, harmless from and against any and all losses, claims, actions, demands, damages, injuries, deaths, or other liabilities of any and every nature (collectively, "Liabilities"), resulting from a breach of the indemnifying party's warranties, representations, or covenants under this Agreement or from the indemnifying party's operations or activities under this lease, except to the extent that such Liabilities result from the willful misconduct, gross negligence, or sole ordinary negligence of the party to be indemnified. The indemnifying party shall assume, on behalf of the other party, the defense of any lawsuit or administrative proceeding which may be brought against the other party and shall pay, on behalf of the other party, upon its demand, the amount of any judgment that may be entered against the other party in connection with the purposes for which this indemnification is given, if execution on any such judgment has not been stayed by appropriate court order. Neither ITH nor Doyon shall be liable to the other for punitive damages.

6.9 Coordination of Surface Uses. ITH and Doyon acknowledge that the surface of the Doyon Property has uses in addition to mineral exploration. Doyon reserves the right to manage and use the Doyon Property for all such uses during the term of this Agreement. Each party shall use reasonable and diligent efforts to notify and coordinate with the other so as to minimize interference to the activities of the other resulting from its activities.

6.10 Hunting, Fishing and Trapping. ITH , its contractors and consultants, and its and their employees shall not engage in any hunting, fishing, or trapping in the Expenditure Area without the prior written consent of Doyon.

6.11 Doyon's Liability Limitations. Doyon shall not be liable to ITH , its agents, employees, or contractors for any losses, damages, expenses, liabilities, or claims therefor of whatever kind or character resulting from or arising out of any dangerous or hazardous conditions in the Expenditure Area, whether or not known to Doyon. This **SECTION** is not intended to limit in any way the tort immunity granted by Alaska Statutes § 09.65.200 (tort immunity for personal injuries or death occurring on unimproved land).

7. CONTRACTING AND HIRING PREFERENCES

7.3 No Violation of Laws. ITH shall comply with **SECTION 7.1** and **7.2** only to the extent that such compliance does not violate any federal, state, or local law.

8. INFORMATION AND REPORTS

8.1 Information.

(a) Doyon will make available for ITH's inspection and copying at ITH's expense all information which it has available as to the Expenditure Area and Area of Interest, including but not limited to information regarding archaeological and cultural resources on such lands and any data obtained from mineral exploration on such lands, provided, however, Doyon makes no representations or warranties concerning such information and shall not be liable to ITH or third parties for the accuracy or completeness of any information made available to ITH . Doyon represents and warrants to ITH that (a) neither Doyon nor its Affiliates is a party to any other contract or agreement providing for the mineral exploration of the Expenditure Area and (b) the provision of information to ITH under this **SECTION** is not restricted in any way by contractual obligations of Doyon or its Affiliates. ITH shall indemnify and hold Doyon harmless from any such liability or responsibility alleged by ITH or third parties who obtain such information from or through ITH . ITH shall treat all such information as confidential in accordance with **SECTION 17** of this Agreement.

(b) All information received by Doyon during the Option Period shall be considered and treated as confidential by Doyon in accordance with **SECTION 17** of this Agreement. Doyon and ITH recognize the high risks and uncertainties involved in the interpretation of any information provided by ITH under this **SECTION**. ITH's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that ITH makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless ITH knowingly makes misrepresentations.

(c) Technical materials generated and samples collected during the term of this Agreement with respect to any particular lands, or copies of such materials and representative splits of samples, will be provided to Doyon at the termination of the Agreement as to said lands (or in the case of materials and samples relevant to further development of Doyon Property then subject to a Mining Lease, at the termination of such Mining Lease). Such

materials and samples will be thoroughly labeled, indexed, and preserved, in accordance with reasonable mining industry standards, throughout the term of this Agreement. Exceptions to this requirement, such as for water and vegetation samples, will be made by Doyon as reasonably requested by ITH . Doyon shall have the right to inspect all samples, drill stem cuttings, and drill core taken by ITH , provided that Doyon shall pay any costs associated with Doyon's inspection, including, but not limited to the costs of travel to the site of sample storage. At Doyon's request, ITH shall furnish to Doyon's representative splits of all such samples, cuttings and cores, provided that Doyon shall pay the costs associated with providing the splits to Doyon, and provided further that ITH shall not be required to take duplicate samples or provide splits when it desires to employ any form of testing that requires all of the sample material and that will destroy the sample. Examples of technical materials and samples to be provided to Doyon at the termination of the Agreement as to any particular lands are as follows:

(1) Sample Materials: Geochemical samples, rock samples, core samples, thin section, and other materials gathered during the course of exploration and evaluation. Specifically, geochemical sample pulps will be stored throughout the program.

(2) Sample Location Maps: Detailed maps showing the locations of geochemical samples, geophysical flight lines and field stations, and geologic mapping will be maintained at a scale sufficient to allow relocation or reproduction of samples or surveys.

(3) Field Notes, Sample Cards, Daily/Weekly Logs: Field investigation will be conducted in a uniform and systematic manner whenever possible and in consultation with Doyon. These investigations will be documented by field notes, systematic and unique sample numbers and data cards for geochemical and rock samples, and daily or weekly logs summarizing the activities of individual camps or geologists.

(4) Geophysical Data: Air photos, satellite imagery, airborne and ground geophysical survey data acquired, used, or generated by the program, including but not limited to all raw data, will be provided to Doyon along with adequate documentation as to dates of survey, contractors, and sources of information.

(5) Data Base: Data acquired by the program will be maintained in a computerized data base consistent with Doyon's standards, which shall include at a minimum geochemical analytical data and their respective digitized sample location maps, information on sample type analytical procedures, and analysis dates. Doyon will provide to ITH Doyon's geochemical database template.

8.2 Reports.

(a) ITH shall submit to Doyon monthly progress reports setting forth ITH's progress at implementing the approved program and budget for each Option Year and any exploration activities conducted within the Area of Interest.

(b) ITH shall prepare and submit to Doyon a draft annual report for each Option Year during the term of this Agreement on or before November 1 of said Option Year and ITH shall provide three copies of the final annual report for each Option Year during the term of this Agreement on or before December 31 of said Option Year. This report shall contain a description of work done within the Expenditure Area, results of sampling, drill logs and maps, a narrative of ITH's analysis of the results, and the other types of information described below. In addition, ITH shall include as an appendix to each annual report an identification of (1) those portions of the Block which are of no further interest to ITH for activities under this Agreement and (2) on separate priority lists for the Doyon Selected Property and the Doyon Conveyed Property, those portions of the Block by priority of importance, described as compact and contiguous tracts in units not smaller than whole sections, which are of continued interest to ITH for activities under this Agreement, together with a narrative of geologic reasons for each ranking (hereinafter referred to as the "Selected Lands Annual Prioritization List" and the "Conveyed Lands Annual Prioritization List" or collectively as the "Prioritization Lists"). It is the intent of the parties that the Selected Lands Prioritization List shall be of assistance to the parties in the event of a BLM Requested Selection Reduction, thereby expediting the intent of **SECTION 10.2**, and as a means of identifying lands which ITH will not further explore and which are thus of no further interest to ITH. Doyon and ITH recognize the high risks and uncertainties involved in the interpretation of any information provided by ITH under this **SECTION 8.2.** ITH's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that ITH makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless ITH knowingly makes misrepresentations.

The Annual Report will have the following characteristics:

(1) The Annual Report may consist of several volumes depending on the nature of the work.

(2) The Annual Report shall review activities by several categories:

(A) Exploration: concepts, methodologies and results

(B) Geographic areas of investigation, specifically by Prospect, Block, and associated Area of Interest

(C) Minerals studied, to reflect the diversity of exploration conducted and to demonstrate that all Minerals have been reasonably and adequately considered

(3) The following topics shall be addressed in the Annual Report as separate sections:

(A) Executive Summary

(B) Introduction: location of activities, background on each project, participants, and a general overview of activities; goals and objectives of the program, including specific targets, regional activities and methodology

(C) Logistics: personnel, dates of activities, location of camps, laboratory and sampling techniques

(D) Background geology and previous work

(E) Results, including goals achieved, new concepts, particular problems or obstacles, including permitting and environmental constraints encountered or identified

(F) Recommendations for future work

(G) Draft Program and Budget for coming Option Year

(H) Appendices:

1. Geologic Maps

2. Geochemical Results: copies of lab sheets showing techniques, lab and other related information

3. Geophysical results: showing techniques, contractor lines and stations, and other appropriate information

4. Sample location maps at a scale of one inch = one mile or more detailed, depending on specific work conducted

5. Core logs

6. Sample descriptions

7. Photos of core, facilities, samples, or Prospects useful in evaluating the program.

8. Prioritization analysis and lists (beginning in second Option Year)

9. Other sections and topics may be added at the discretion of the parties.

(c) Within 30 days after the end of each Option Year during the term of this Agreement, ITH shall submit to Doyon an accounting showing the Exploration Expenditures on or for the benefit of the Expenditure Area in said Option Year. Such accounting shall be

prepared using generally accepted accounting principles as consistently employed in the United States.

9. ACCESS TO THE PROPERTY AND SAMPLING BY DOYON

9.1 Entry. During the Option Period, Doyon and its duly authorized representatives may enter upon the Doyon Property and, to the extent that ITH has authority to allow entry, may enter upon Third Party Property within the Expenditure Area or Area of Interest, for any purpose at its and their sole risk and expense provided that such entry does not unreasonably interfere with ITH's operations within the Expenditure Area or Area of Interest. Doyon agrees to hold as confidential, in accordance with **SECTION 17** of this Agreement, any information relative to ITH 's operations within the Expenditure Area or Area of Interest gained by such entry.

9.2 Sampling. During the Option Period, Doyon and its duly authorized representatives may take such samples from the Doyon Property and, to the extent that ITH has authority to allow entry, from Third Party Property within the Expenditure Area or Area of Interest, provided, however, that such sampling does not unreasonably interfere with ITH's operations within the Expenditure Area or Area of Interest. Any information gained from such sampling by Doyon shall be considered as confidential by Doyon within the meaning of **SECTION 17** below and shall be shared with ITH.

10. RELEASES AND CONVEYANCES OF PROPERTY

10.1 Releases of Property by ITH : Annual Prioritization.

(a) From time to time during the Option Period, as more fully described herein, lands included in the Doyon Property which ITH has elected not to explore further for Minerals shall be released by ITH from this Agreement by written notice to Doyon in units of not less than whole sections with the limitation that:

(1) all Doyon Conveyed Property not released shall be configured in reasonably compact and contiguous units, comprised of whole sections, substantially in the shape of a square or a rectangle whose length is no more than three (3) times its width; and

(2) all reasonable efforts shall be made by ITH so that the Doyon Selected Property not released shall be configured in reasonably compact and contiguous tracts of not less than nine (9) whole sections having boundaries with no segment of an exterior line less than two (2) miles in length (except where shorter segments are necessary (A) to follow section lines where township lines are offset along standard parallels caused by the convergence of meridians, (B) to conform to section lines where a section is less than standard size, or (C) to avoid crossing the boundary lines of lands which are unavailable for conveyance) and, except where the boundary is the border of a navigable body of water, such exterior boundary lines shall follow section lines.

(b) If ITH elects pursuant to **SECTION 3.3** to extend the term of the option for a sixth year, then on or before January 1, 2011 ITH shall either (i) have released from this Agreement by written notice to Doyon at least fifty percent (50%) of the Premises or (ii) notified Doyon that it has elected not to reduce the Premises by fifty percent (50%), in which event the minimum Exploration Expenditure requirement for the sixth year shall be $1,000,000 pursuant to **SECTION 4.1.** All releases by ITH shall comply with the parcel size restrictions of this **SECTION** and be made in cognizance of possible additional limitations imposed by **SECTIONS 5** and **10.2** of this Agreement.

(c) In addition, if Doyon is notified by the BLM of a BLM Requested Selection Reduction, then ITH upon receipt of Doyon's written request, shall review such information as it has collected relating to any portion of the Doyon Property then subject to this Agreement and identified by Doyon and, if in ITH's opinion it will not explore further that portion of the Doyon Property, then ITH shall release that portion of the Doyon Property from this Agreement by written notice to Doyon. If so requested by Doyon, ITH shall execute and deliver to Doyon a quitclaim and release of such portion of the Doyon Property.

(d) Doyon, in its sole discretion, may make any decision regarding disposition of those portions of the Doyon Property released by ITH from this Agreement. For example, Doyon may in its sole discretion relinquish lands from selection under ANCSA if those lands have been released from this Agreement by ITH , or Doyon may elect to continue holding those lands as selected lands. Identification by ITH of lands of no further interest to ITH under this **SECTION** shall have the effect of releasing such land from this Agreement.

10.2 Release or Conveyance of Property in the Event of a BLM Requested Selection Reduction. If a BLM Requested Selection Reduction is required of Doyon and as a result of the BLM Requested Selection Reduction Doyon believes a significant portion of the lands selected by it under ANCSA must be relinquished from the selection process or that Doyon's selection priorities must be finalized or both, Doyon shall promptly notify ITH . If either type of BLM Requested Selection Reduction occurs, then ITH shall have the right for a period of ninety (90) days after receipt of notice from Doyon, or such shorter time as is made necessary by the requirements of the BLM, to require that Doyon request from the BLM conveyances of specific portions of the Doyon Selected Property, as constituted on the date of this Agreement, not previously released, aggregating not more than 23,040 acres (minus the aggregate number of acres of Doyon Selected Property which have been conveyed subsequent to the date of this Agreement), all located in not more than one federal township and consistent with the parcel size restrictions in **SECTION 10.1** above and the possible additional limitations of **SECTION 5** of this Agreement. If ITH does not respond to Doyon's notice within the time allowed, Doyon in its absolute discretion may proceed to make the necessary relinquishments and/or conveyance prioritizations and requests without obligation to take the conveyances otherwise required by this **SECTION**.

10.3 Notice of Selection Status. From time to time Doyon shall report to ITH any developments known to Doyon which might result in a BLM Requested Selection Reduction.

11. TITLE

11.1 Representations and Warranties. Doyon represents and warrants to ITH as follows:

(a) it has received conveyance of the Doyon Conveyed Property pursuant to ANCSA subject to certain Permitted Exceptions, and it has the sole and exclusive rights to deal in and with the Doyon Conveyed Property in accordance with this Agreement;

(b) it has selected the Doyon Selected Property under one or more provisions of ANCSA, subject to the provisions of ANCSA and to certain Permitted Exceptions;

(c) the Doyon Property, subject to certain Permitted Exceptions and except as otherwise disclosed in writing by Doyon to ITH prior to the date of this Agreement, is free and clear of any lien, encumbrance, or other interest of any kind arising by, through, or under Doyon.

Except as expressly set forth above, Doyon makes no representations or warranties as to title to the Doyon Property, whether express, implied, or statutory. Except for the limitations noted in **SECTIONS 6.9** and **10.2** of this Agreement, Doyon to the best of its knowledge represents that it has not taken and covenants that it will not take any action with respect to title to or the status of the Doyon Property that would impair or diminish ITH's rights under this Agreement or any Mining Lease. Doyon further represents that there are no agreements, arrangements, or understandings to which Doyon is a party (other than those referred to in this Agreement) regarding the Doyon Property or any part of it.

11.2 Land Records. While this Agreement is in effect, at ITH's request, Doyon will make available to ITH for inspection and copying, at ITH's expense, copies of all land records relating to the Doyon Property in Doyon's possession or control. Doyon makes no warranties or representations and shall not be liable to ITH or third parties for the accuracy or completeness of any information made available to ITH . ITH shall indemnify and hold Doyon harmless from any such liability or responsibility alleged by ITH or third parties who obtain such information from or through ITH . ITH recognizes that information regarding the land status of the Doyon Selected Property and likely Permitted Exceptions may be available in the BLM records.

11.3 Title Curative Measures. If in ITH's opinion, title to all or part of the Doyon Property is subject to any Permitted Exceptions or any other reservations, exceptions, exclusions, restrictions, limitations, liens, encumbrances, or claims or interests of third parties, or if in ITH 's opinion Doyon does not own or hold the Doyon Property as represented above, then (in addition to any other rights which it might have under this Agreement or at law generally) ITH shall have the right to take such action as will produce a title satisfactory to it, at its own expense. Upon the request of ITH and at ITH's sole expense, Doyon shall bring or join in any administrative proceeding or litigation relating to the title to any Doyon Property and shall otherwise cooperate fully with ITH in its title curative efforts hereunder, except that Doyon shall not have any

obligation to bring, to join in, or to cooperate with ITH in any administrative proceeding or litigation relating to a Native allotment conflicting with title to any Doyon Property. ITH shall have the right to set off against the Option Payments set forth in **SECTION 3.2** any and all reasonable amounts expended by it to cure title deficiencies that constitute a breach of Doyon's "by, through or under" warranty described in **SECTION 11.1**. If ITH acquires Third Party Property as part of such title curative actions, such acquisitions shall be treated as acquisitions within the Expenditure Area.

12. REPRESENTATIONS CONCERNING CONDITION OF LAND

Doyon represents and warrants to ITH that Doyon, to the best of its knowledge and recollection without undertaking any specific inquiries or investigations or reviews, is unaware of any existing pollution or hazardous conditions on the Doyon Property. Doyon represents and warrants to ITH that Doyon has not caused any pollution or hazardous condition to exist on the Doyon Property.

13. ACQUISITIONS WITHIN EXPENDITURE AREA AND AREA OF INTEREST

13.1 Acquisition by Doyon. If Doyon now owns or hereafter acquires, during the term of this Agreement, any Third Party Property within the Expenditure Area, Doyon shall promptly give notice thereof to ITH and the property shall become Doyon Property subject to this Agreement. If Doyon now owns or hereafter acquires, during the term of this Agreement, any interest in real property within the Area of Interest, Doyon shall promptly give notice thereof to ITH , together with all information to which Doyon has access concerning the interest acquired, including the cost of acquisition. ITH shall have the option, exercisable by written notice to Doyon within 90 days after receipt from Doyon of notice of its Acquisition, to elect to acquire an undivided eighty-five percent (85%) interest in the interest held or acquired by Doyon within the Area of Interest, upon payment of the relevant proportionate share of all Doyon's reasonably incurred and documented costs of acquisition.

13.2 Acquisition by ITH .

(a) If ITH or any Affiliate of ITH acquires any interest in real property including a Third Party Property within the Expenditure Area or the Area of Interest, including any federal or state mineral interests acquired by the location of unpatented federal or state mining claims, and if such real property interest is acquired (a) at any time during the term of this Agreement or (b) within three (3) years after the date of notice from ITH to Doyon releasing all Doyon Property within the Block other than such Doyon Property as may then be subject to a Mining Lease, then ITH shall promptly give notice of such acquisition to Doyon.

(b) Doyon shall be entitled to receive a Royalty with respect to such acquired real property interest, including a Third Party Property, within the Expenditure Area or the Area of Interest in the form attached hereto as Exhibit C, Conveyance of Overriding Royalty, in the amount calculated as being equal to one-half of the

production royalty payable to Doyon under the Mining Lease without regard to whether a Mining Lease is issued for any adjacent Doyon Property.

(c) ITH shall cause its Affiliates to be bound to the provisions of this **SECTION** by written agreement and such agreement shall specify that Doyon is an intended third party beneficiary with the right to independently enforce the provisions of this **SECTION** against the Affiliate. If any Affiliate of ITH ceases to be an Affiliate of ITH , the time periods listed in **SECTION 13.2(A)** shall begin to run at the time such Affiliate ceases to be an Affiliate of ITH .

13.3 Survival of Expenditure Area and Area of Interest. **SECTIONS 13.1** and **13.2** of this Agreement shall survive the termination or expiration of this Agreement. If on their face both **SECTIONS 13.1** and **13.2** of this Agreement and the "area of interest" provision of any Mining Lease apply to any particular lands, only the area of interest provision of said Mining Lease shall be deemed to apply.

14. DEFAULT: TERMINATION OR ABANDONMENT OF PROPERTY

14.1 Default. (a) If ITH fails to (i) make the payments required by **SECTION 3**, or (ii) make the mandatory minimum Exploration Expenditures required by **SECTION 4**, (iii) violates its obligations under **SECTION 16.2** relating to a transfer of Talon (as defined below), or (iv) otherwise materially defaults in the performance of its obligation hereunder and does not cure such default within seven (7) days after receipt of written notice as to a monetary default or within thirty (30) days after receipt of notice as to any other form of default, the Option granted hereby shall terminate and all funds designated for Minimum Exploration Expenditures, if any, which have not been expended shall be paid to Doyon by ITH.

(b) However, if ITH indicates in writing within the thirty (30) day notice period that ITH will cure the non-monetary default (including defaults under **SECTION 4.1** but not a failure to make option payments under **SECTION 3**) specified in Doyon's original notice, and ITH commences its actions towards cure within the thirty (30) day period and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Agreement shall continue so long as ITH is expeditiously attempting to cure the default and thereafter if the default is so cured. If ITH gives written notice to Doyon within the time period of Doyon's original written notice that ITH disagrees with Doyon that there has been a non-monetary default (including defaults under **SECTION 4.1**) and also calls for arbitration as provided for in **SECTION 18.3**, then Doyon may not terminate this Agreement. In the event of an arbitration decision under **SECTION 18.3** that determines that ITH has defaulted in its monetary obligation under **SECTION 4.1** of this Agreement, ITH has seven days from the date of receipt of the decision to cure the default. In the event of an arbitration decision under **SECTION 18.3** that determines that ITH has defaulted in any non-monetary obligation under this Agreement, ITH has thirty days from the date of the receipt of the decision to cure the default. If the cure cannot be accomplished within thirty days, ITH will commence its actions towards a cure within thirty days and thereafter diligently pursue all steps necessary to cure the default as expeditiously as is reasonable under the circumstances.

(c) Notwithstanding the provisions of **SECTION 14.1(b)**, failure by ITH to timely and properly make the payments required by **SECTION 3** within the seven (7) day grace period provided in **SECTION 14(a)** shall result in an automatic termination of this Agreement without any further rights in ITH to cure that default or pursue the matter to arbitration.

14.2 Abandonment.

(a) In the event ITH elects to abandon any interests owned or controlled by it in any Third Party Property within the Expenditure Area or any property acquired under **SECTION 13.2**, it shall first offer such interests to Doyon who shall have sixty (60) days in which to elect in writing to receive a conveyance of all or some of such interests.

(b) ITH has the right to terminate this Agreement at any time by delivering a written notice to Doyon, which termination shall take effect upon any future date set forth in the notice, according to the terms of this Agreement, or if no date is specified, upon the date of delivery of the notice; provided, however, ITH shall be responsible to Doyon to satisfy all accrued obligations as of the effective date of the termination. As a matter of clarity, if ITH elects to terminate this Agreement after an Option Year has commenced, it shall be required to satisfy all its obligations, including Option Payments and Mandatory Expenditures for that Option Year.

14.3 Termination. If all or any part of the Doyon Property is surrendered or this Agreement is terminated with respect thereto, then:

(a) Upon Doyon's request, ITH shall deliver to Doyon all samples and copies of any information acquired by ITH from its operations on such surrendered Doyon Property, including specifically interpretative reports and analysis of data;

(b) In accord with the standards set forth in **SECTION 8** of the Mining Lease, ITH shall clean up and restore all exploration and drill sites and other parts of the surrendered Doyon Property used in its operations under this Agreement and in doing so also shall perform all acts of reclamation as are necessary to comply with federal, state, and local laws in force at the time of abandonment consistent with **SECTION 6.1** above, so as to reclaim the surrendered Doyon Property to approximately its original state and contour to the greatest extent practicable;

(c) ITH shall remove its buildings, plant machinery, equipment, wastes, and hazardous substances from the surrendered Doyon Property within ninety (90) days after such termination or abandonment; and

(d) ITH shall deliver to Doyon a quitclaim deed in recordable form forever releasing any and all interest in the surrendered Doyon Property to Doyon.

Upon the completion of all of the foregoing, ITH shall have no further rights, obligations, or liabilities to Doyon under this Agreement, except for those rights, obligations, or liabilities arising under **SECTIONS 6,2, 6.5, 6.8, 6.11, 13,** and **17** of this Agreement.

15. FORCE MAJEURE

To the extent that ITH is prevented from carrying out its obligations hereunder with respect to a Block as contemplated in a Program and Budget adopted pursuant to **SECTION 4.2,** by reason of any cause beyond the reasonable control of ITH , including without limitation fire, accident, flood, war, strike, civil disturbance, governmental action or inaction (including but not limited to executive, legislative, judicial, or administrative law, rule, policy, decision, decree, order, or failure to act), failure of title, or non-performance of Doyon not otherwise resulting in a breach of this Agreement, the performance of its obligations hereunder with respect to the Exploration Area and the associated Area of Interest (except the making of payments pursuant to **SECTION 3**) shall be suspended for the period that such cause prevents ITH from so performing its obligations and the term of this Agreement, the Option Period as to the Block and associated Area of Interest to which the force majeure applies, and all other time restrictions as to the Block and associated Area of Interest shall be extended by the number of days as such cause exists. If the event of force majeure prevents ITH from satisfying its obligations to perform field work during the field season, the extension of the term of this Agreement and the Option Period shall be for a number of days during the next succeeding field season equal to the number of days that force majeure prevented field work. Exploration Expenditures not completed during any year shall be added to the Exploration Expenditure commitments in the next year, unless otherwise agreed. The party claiming force majeure shall diligently pursue all reasonable means to terminate the event of force majeure or otherwise resume its activities hereunder, but nothing herein shall compel the settlement of any litigation or labor dispute.

16. ASSIGNMENT AND SUBLEASE

16.1 Assignment. None of ITH, Doyon or their respective permitted assigns shall transfer, assign, or sublet any interest in, or control of, this Agreement or the Doyon Property or any interest that is acquired hereunder or is subject hereto to any other Person without the prior written consent of Doyon (in the case of an assignment or transfer by ITH or its permitted assigns) or ITH (in the case of an assignment or transfer by Doyon or its permitted assigns), as applicable, which consent shall not be unreasonably withheld, provided, however, Doyon may condition its approval upon evidence reasonably satisfactory to Doyon that the proposed assignee is knowledgeable and experienced in the Alaskan mining industry and has the financial wherewithal to fulfill the obligations of ITH hereunder. Notwithstanding the foregoing, (a) Doyon may transfer an interest in this Agreement or the Doyon Property or any interest that is acquired hereunder or is subject hereto to an Affiliate without the prior written consent of ITH, and (b) ITH may transfer an interest in this Agreement or the Doyon Property or any interest that is acquired hereunder or is subject hereto to Talon Gold Alaska, Inc., an Alaska corporation (**"Talon"**), without the prior written consent of Doyon, provided, however that (i) ITH's right to make such an assignment and transfer under this **SECTION 16.1** is subject to Talon being a wholly-owned subsidiary of ITH at the effective time of such assignment and transfer and (ii) ITH agrees that in the event of an assignment or transfer to Talon, ITH shall guarantee the

performance of Talon's obligations under this Agreement and any Mining Lease granted to Talon pursuant to the terms hereof. No assignment by either party shall be valid and enforceable unless the assignee agrees in writing to assume the obligations of the assignor. Any purported assignment or sublet in violation of this **SECTION 16.1** shall be null and void and of no force or effect. Doyon shall have the right to require ITH to disclose to Doyon all terms and conditions of any proposed transfer or assignment by ITH. Any consent granted by and rights accruing to Doyon pursuant to this **SECTION 16** shall not affect the other obligations of ITH under this Agreement.

16.2 Transfer of Talon. If ITH elects to transfer its interest in this Agreement or the Doyon Property or any interest that is acquired hereunder or is subject hereto to Talon in accordance with **SECTION 16.1**, ITH hereby covenants and agrees that prior to any transaction involving the disposition of all or substantially all of the assets or capital stock of Talon, or a merger or consolidation of Talon (regardless of whether Talon is the surviving corporation), ITH shall cause Talon to transfer all of Talon's right, title and interest in and to this Agreement, the Doyon Property and any other interest acquired hereunder to ITH.

16.3 Pledge. ITH shall not mortgage, pledge, or otherwise encumber its interest in this Agreement or in the Doyon Property or any interest that is acquired hereunder or is subject hereto without specific reference to the fact that such mortgage, pledge, security interest, or other instrument shall be subject to all terms and provisions of this Agreement including specifically without limitation, Doyon's royalty rights under **SECTION 13.2** and the contracting and hiring preferences set forth in **SECTION 7**.

17. CONFIDENTIALITY

17.1 General. Except as otherwise provided in or pursuant to this **SECTION 17**, all information obtained pursuant to or in connection with this Agreement shall be the exclusive property of Doyon and ITH severally. Except as otherwise provided in or pursuant to this **SECTION 17**, all information obtained pursuant to or in connection with this Agreement shall be held confidential by Doyon and ITH . Except for information disclosed pursuant to **SECTION 17.2(b)(3), SECTION 17.2(b)(4), SECTION 17.2(b)(5), SECTION 17.3(b)(3), SECTION 17.3(b)(4) OR SECTION 17.3(b)(5)**, all information obtained pursuant to or in connection with this Agreement (including but not limited to all monthly and annual reports prepared hereunder) shall recite on the first page thereof the following paragraph, set off in such manner as will call attention to the confidential nature of the contents thereof:

NOTICE OF DUTY TO MAINTAIN CONFIDENTIALITY

> The information contained herein is or may be the *exclusive property* of Doyon, Limited or International Tower Hill Mines Ltd. Disclosure of such information is permitted only under certain circumstances set out in **SECTION 17** of that certain Mining Exploration Agreement with Option to Lease by and between Doyon, Limited and International Tower Hill Mines Ltd. dated as

of August ____, 2006 ("Option Agreement") and then only after the party receiving such information has agreed in writing to hold such information confidential and not to disclose it to others. Any person receiving this information is hereby placed on notice of such provisions and of the duties and obligations pertaining to such information.

17.2 Disclosures during term of Agreement.

(a) Except as otherwise provided in or pursuant to this **SECTION 17.2**, during the term of this Agreement all information obtained pursuant to or in connection with this Agreement shall not be disclosed by Doyon or ITH to any third party or to the public without the prior written consent of the non-disclosing party.

(b) The consent required by this **SECTION 17.2** shall not apply to a disclosure

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party to whom the disclosing party contemplates a sale, grant, assignment, encumbrance, pledge, or other commitment or disposition of all or any part of its interest in, to, or under this Agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in ITH or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or the rules of any stock exchange.

In any case to which this **SECTION 17.2(b)** is applicable, the disclosing party shall give notice to the other party of the contents of such disclosure at least five days prior to the making of such disclosure, unless the disclosing party believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 17.2(b)(1)** or **SECTION 17.2(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 17**.

(c) Except as otherwise provided above, neither party shall make any public announcement or public disclosure with regard to this Agreement or any Mining Lease, other

than its existence, including confidential and non-confidential information, without the prior written consent of the other party as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld. All nonpublic information concerning the Doyon Property received by either party under this Agreement, and all information expressly declared to be confidential under this Agreement shall be considered to be confidential information by the receiving party. Information is deemed to be nonpublic if not properly obtained from any source other than the other party to this Agreement, its agents, Affiliates, representatives and employees.

17.3 Disclosures after expiration or termination of Agreement.

(a) Except as otherwise provided in or pursuant to this **SECTION 17.3** or in any Mining Lease executed pursuant to this Agreement, after the expiration or termination of this Agreement in full or as to any particular property (1) Doyon shall be free to disclose any or all information obtained pursuant to or in connection with this Agreement to any third party or to the public without the consent of ITH but (2) ITH shall not disclose any information obtained pursuant to or in connection with this Agreement to any third party or to the public without the prior written consent of Doyon.

(b) The consent of Doyon required by this **SECTION 17.3** shall not apply to a disclosure by ITH

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party with whom ITH contemplates entering into an agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in ITH (U.S.A.) Exploration Inc. or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this **SECTION 17.3(b)** is applicable, ITH shall give notice to Doyon of the contents of such disclosure at least five days prior to the making of such disclosure, unless ITH believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 17.3(b)(1)** or **SECTION 17.3(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall

first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 17.**

(c) **SECTION 17.3** shall not apply to a disclosure by ITH of any information pertaining to any property that never was or that ceases to be Doyon Property (as defined herein), effective upon the later of the following to occur:

(1) January 1, 2012; or

(2) the date upon which such property ceases to be Doyon Property as defined herein.

17.4 Exceptions To Consent Requirements. The limitations and restrictions imposed by this **SECTION 17** shall not apply to disclosures of information that the disclosing person can establish was owned by the disclosing person prior to the execution of this Agreement or information that the disclosing person can establish is in the public domain other than as a result of a disclosure in violation of any provision of this **SECTION 17.**

17.5 Use of Doyon Logo. No use of the Doyon logo shall be made by ITH or any Affiliate of ITH without the written permission of Doyon. Nothing herein shall prevent ITH or Affiliates of ITH , in any written or oral communications, from referring to Doyon by name when describing this Agreement or activities undertaken pursuant to this Agreement, from describing any Doyon Property using the same or a similar term, from describing activities undertaken pursuant to this Agreement as "the Doyon West Tanana Project," etc.

18. GENERAL PROVISIONS

18.1 Notice. Any notices required or which may be given under this Agreement shall be sent to the other party at the following addresses by overnight courier (such as FedEx, UPS, or DHL) or by facsimile:

To ITH :	International Tower Hill Mines Ltd. 507 – 837 Hastings St. W. Vancouver, British Columbia CANADA V6C 3N6 Attn: President Phone: 604-685-1017 Fax: 604-685-5777
with a copy to:	Lawrence W. Talbot Lawrence W. Talbot Law Corporation c/o Suite 1901 – 1177 West Hastings Street Vancouver, British Columbia CANADA V6E 2K3 Phone: 604-683-3396 Fax: 604-408-7499
To Doyon:	Doyon, Limited 1 Doyon Place, Suite 300 Fairbanks, Alaska 99701 Attn: Vice President, Lands and Natural Resources Phone: (907) 459-2000 Fax: (907) 459-2062
with a copy to:	General Counsel Doyon, Limited 1 Doyon Place, Suite 300 Fairbanks, Alaska 99701 Phone: (907) 459-2000 Fax: (907) 459-2062

Changes of address shall be made by giving notice thereof to the other party as allowed by this **SECTION 18.1**.

Any notice so given shall be deemed to have been received by the other party if sent by private courier service, or other electronic means, on the date of delivery stamped upon the receipt or other form of electronic transmission confirmation.

18.2 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Alaska.

18.3 Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the American Arbitration Association's Commercial Arbitration Rules then in

effect (the "AAA Rules"), only to the extent not inconsistent with the other provisions of this SECTION. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq. (the "Act"), and the laws of the State of Alaska shall be applied by the arbitrators in resolving the substantive issues raised by such dispute, controversy or claim. All proceedings in any such arbitration shall be held in Fairbanks or Anchorage, Alaska, as mutually agreed between the parties. Judgment upon the award rendered by the arbitrators may be entered, and such judgment enforced, in any court having jurisdiction thereof. Any dispute regarding whether any issue arising under this Agreement or any Mining Lease issued hereunder or in connection with the transactions contemplated herein is subject to arbitration under this SECTION shall be resolved by arbitration in the manner described in this SECTION.

(b) The party desiring arbitration shall give written notice to that effect to the other party and the parties shall attempt to agree on the appointment of a single arbitrator. If the parties have not so agreed within seven (7) days after service of such notice, each party shall notify the other party in writing of the name and address of the person designated to act as arbitrator on its behalf within seven days of such failure to agree. If either party fails to notify the other party of the appointment of its arbitrator within the time specified above, then the appointment of such party's arbitrator shall be made by the American Arbitration Association. If two arbitrators are designated or appointed, the two arbitrators shall together appoint a third arbitrator. If the two arbitrators are unable to agree upon the appointment of a third arbitrator within five days after both have been designated as appointed, the third arbitrator shall be selected by the American Arbitration Association. If an arbitrator fails, refuses or is unable to act, a new arbitrator shall be appointed as provided in the AAA Rules. Each arbitrator designated or appointed hereunder shall be impartial and competent and shall have recognized expertise in the subject matter of the arbitration such expertise to be with respect to such matters arising in Alaska where relevant.

(c) The parties shall utilize the discovery provisions of the Federal Rules of Civil Procedure for the Federal District of Alaska then in effect in all arbitrations hereunder; provided, however, that the time periods provided in such rules may be shortened in the discretion of the arbitrator or arbitrators so that all discovery is completed not later than one (1) week prior to the hearing. The arbitrator or arbitrators shall commence their hearing within three months after the appointment of the last arbitrator. Not later than one week prior to the hearing date, each party shall serve on each arbitrator and on the opposing party such party's statement of facts, issues and list of witnesses and exhibits, which exhibits shall be made available for inspection and copying at the location of the arbitration proceedings by the opposing parry at all reasonable hours after 9 am., local time on the day following the date of the service of such list. The arbitrator or arbitrators shall deliver their decision and award within one month after completion of the hearing and shall give prompt notice of their decision to each party accompanied by findings of fact and conclusions of law. Except as otherwise provided in the Act, any decision and award of a sole arbitrator or in which two arbitrators concur shall in all cases be final, binding and conclusive upon the parties and the parties agree to abide by the award. The time periods provided in this paragraph (c) may be shortened if, in the discretion of the arbitrator or arbitrators, the subject matter of the dispute, controversy or claim so justifies.

(d) The fees and expenses of the arbitrator appointed by or on behalf of one party shall be borne by such party. The fees and expenses of any sole arbitrator or of any third arbitrator and all other costs of the arbitration proceedings, including but not limited to costs of a transcript of all or any portion of such proceedings, shall be borne by both parties equally, unless the arbitrator or arbitrators otherwise decide.

18.4 Entire Agreement. This Agreement, together with any and all recitals, and attached Schedules and Exhibits, represents the entire agreement between the parties and there are no other representations, warranties or other conditions between the parties except as provided for in writing in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes any prior agreements between the parties hereto related to the subject matter herein, including letter agreements and confidentiality agreements.

18.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

18.6 Amendments and Waiver. This Agreement may be modified or amended only by an agreement signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future

18.7 Execution in Counterparts and by Facsimile. This Agreement and the documents to be executed and delivered upon execution of this Agreement may be executed in counterparts, and delivery thereof may be accomplished by transmitting an executed signature page to the other party by facsimile; provided that promptly after such delivery, originals of this agreement and all such documents, executed by all parties thereto, shall be executed, acknowledged where appropriate and shall be delivered to counsel for the respective parties. This Agreement shall not become effective unless and until both parties execute this Agreement, and all consideration to be delivered to Doyon upon execution of this Agreement, as described in **SECTION 3.1**, has been delivered to Doyon.

18.8 Headings. The paragraph headings in this Agreement are inserted for convenience only and shall not be considered a part of this Agreement or used in its interpretation.

18.9 Memorandum of Option. Upon execution of this Agreement, the parties shall agree upon the text of and execute a memorandum of option in order to place on record Doyon's and ITH's right and interest in the Doyon Property. The memorandum shall contain or describe those terms and provisions of the Agreement which each party deems necessary in order to give constructive notice of it rights and interest in the Doyon Property under this Agreement and to comply with the applicable recording laws of the State of Alaska. All statutory recording fees for recording the memorandum shall be paid by ITH.

18.10 Time of Essence. Time shall be of the essence of this Agreement.

18.11 Currency. All monetary amounts specified in this Agreement are denominated in United States Dollars.

18.12 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. The parties further agree, for themselves and their respective successors and assigns, to cause their respective Affiliates, and the Affiliates of their respective successors and assigns, to take all actions and execute all additional documents as are reasonably necessary or appropriate to effectuate the purpose and intent of this Agreement.

18.13 Rule Against Perpetuities. All interests created under or pursuant to this Agreement must vest within (a) twenty-one (21) years, less one (1) day, after the death of the last survivor of the individuals executing this Agreement or (b) such longer time as may be authorized by Alaska Statutes § 34.27.050 - 34.27.090, the Uniform Statutory Rule Against Perpetuities.

Executed by the parties as of the Effective Date.

DOYON, LIMITED

By: [signature]
Orie Williams
President and Chief Executive Officer

INTERNATIONAL TOWER HILL MINES LTD.

By: [signature]
Name: Anton J. Drescher
Title: President


Exhibit A
West Tanana
Map Scale 1:175,000
Miles
R. 26 W.
R. 25 W.
R. 24 W.
T. 1 S.
T. 2 S.
T. 3 S.
T. 6 N.
T. 5 N.
T. 4 N.
R. 27 E.
R. 28 E.
Dome
Legend
Area of Interest
Doyon Lands In Agreement
Remainder Of Block Not In Agreement

EXHIBIT A-1
West Tanana, Block 19

Doyon Surface and Subsurface

Conveyed Land

Fairbanks Meridian, Alaska

T. 4 N., R. 26 W.
Sections 3 to 5, inclusive;
Section 6, excluding U. S. Survey Nos. 2379 and 2379A.
Containing approximately 1,644 acres.

T. 5 N., R. 26 W.
Sections 1 to 36, inclusive,
Containing 22,524 acres.

T. 4 N., R. 27 W.
Sections 1 and 2.
Containing approximately 1,752 acres.

Aggregating approximately 25,920 acres.

Selected Land

Fairbanks Meridian, Alaska

T. 4 N., R. 25 W.
Sections 3 to 6, inclusive.
Containing approximately 2,144 acres.

T. 5 N., R. 25 W.
Sections 1 to 36, inclusive.
Containing approximately 23,003 acres.

T. 4 N., R. 26 W.
Sections 1 and 2.
Containing approximately 725 acres.

Aggregating approximately 25,872 acres.

Total aggregate acres: 51,792

EXHIBIT B

2006 Work Program for West Tanana

The 2006 work program proposed to be carried out by ITH in respect of the Expenditure Area is as follows:

A new soil grid with lines oriented NW-SE will be constructed over the hill to the east of Monday Creek. Sample spacing in the new grid will be 100x50 metres. The grid will consist of approximately 500 samples. The objective is to define the geochemical anomaly more clearly in preparation for trenching in 2007. The program is expected to last for 13 days with 3 geologists collecting soil samples and mapping.

In addition, reconnaissance geology and sampling will be conducted over the Racine Creek area and other previously defined geochemical anomalies.

The program will be based in the village of Tanana and helicopter supported.

Anticipated costs are as follows (in USD):

Staffing	16,250
Accommodation	6,175
Transportation	37,792
Equipment and Assaying	20,382
Total	**80,599**

The program is scheduled to begin in early August, 2006.

EXHIBIT C

Conveyance of Overriding Royalty

RECORD THIS INSTRUMENT IN THE ____________________ RECORDING DISTRICT

RETURN THIS INSTRUMENT TO: Doyon, Limited
1 Doyon Place, Suite 300
Fairbanks, Alaska 99701

INDEX THIS INSTRUMENT AS FOLLOWS:

Grantor: International Tower Hill Mines Ltd.
Grantee: Doyon, Limited

****

CONVEYANCE OF OVERRIDING ROYALTY

THIS CONVEYANCE OF OVERRIDING ROYALTY (this "Conveyance"), given this ____ day of _____________, 200_, by INTERNATIONAL TOWER HILL MINES LTD. ("ITH"), a __________ corporation, the address of which is ____________________ _______, to DOYON, LIMITED, an Alaska Native regional corporation, the address of which is 1 Doyon Place, Suite 300, Fairbanks, Alaska 99701.

WITNESSETH:

THAT FOR and in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, ITH and Doyon hereby agree and act as follows:

1. Definitions

As used in this Conveyance, unless the context otherwise requires, the following terms have the following meanings:

"Affiliate" means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

"Base Metals" means copper, lead, tin, zinc, and non-precious metals.

"Commercial Production" means mineral production operations extracting at least 1,000 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which such production operations are suspended due to normal weather conditions (i.e., in the event mineral production operations are interrupted by an event of Force Majeure or normal weather conditions, then the operations occurring immediately prior to such interruption and immediately after such interruption ceases shall be deemed to be continuous for purposes of establishing a continuous period of six (6) months. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Conveyance, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of less than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and Doyon's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld. The effective date of Commercial Production shall be the first day of the six (6) month period referred to above. Solely for the purpose of computing production royalty on Minerals and Mineral Products produced from the Premises and sold prior to achievement of Commercial Production, all calculations shall be made as if Commercial Production had commenced with the first production of Minerals or Mineral Products. After Commercial Production has been achieved, Commercial Production shall be deemed to exist unless three (3) consecutive years pass during which there is no continuous period of six (6) months, subject to periods of Force Majeure or periods in which production operations are suspended due to normal weather conditions, during which at least 1,000 tons of Ore per day were extracted from the Premises.

"Development" means all preparation for the removal and recovery of Mineral Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Mineral Products.

"Expenditures" means all actual, direct costs, expenses, and charges (including but not limited to interest actually paid) related to the Exploration and Development operations conducted on the Premises from and after the execution of and pursuant to the Lease Agreement, including without limitation costs and expenses incurred off the Premises and reasonably allocated to operations pursuant to the Lease Agreement. All such costs, expenses and charges shall be determined in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time.

"Fair Market Value" of Mineral Products shall be determined on a unit basis as follows:

(i) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into ITH's account at the refiner's place of business;

(ii) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the five business days prior to the deposit of the bullion into ITH's account at the refiner's place of business;

(iii) Base Metals shall be valued on the basis of an agreed, recognized published index value for the particular metal, such as "Metals Week." In the absence of such agreed indexed value, the Fair Market Value shall be the proceeds actually received by ITH during the calendar quarter from the sale of such refined or processed metals, subject to Section 16 of the Lease Form in the case of agreements or arrangements between ITH and ITH's Affiliates.

(iv) As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii) or (iii) above, the Fair Market Value shall be equal to the amount of the proceeds actually received by ITH during the calendar quarter from the sale of such other Mineral Products, subject to Section 16 of the Lease Form in the case of agreements or arrangements between ITH and ITH's Affiliates.

"Feasibility Study" means a written report prepared by an independent mining consultant selected by ITH and approved by Doyon (whose approval shall not be unreasonably withheld, delayed or conditioned) setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from the Lands that recommends that all or part of the Lands should be brought into commercial production. It shall also describe in detail the method by which commercial production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs to identify and quantify new mining reserves on the Lands and shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, ITH shall make available to Doyon for review all drafts of the Feasibility Study as they become available to ITH together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice Doyon shall be invited to attend all formal project review meetings, at Doyon's cost, between the consultant and ITH held in connection with the preparation of any Feasibility Study.

"Gross Revenues" in any calendar quarter means the amount of earned revenues payable to ITH from any processor, smelter, refinery, or other purchaser of Mineral Products less all penalties, assaying, and sampling charges, if deducted by the purchaser or actually paid, borne, or incurred by ITH in the first instance; provided, however, that any written contract for the sale, processing or refining of Mineral Products to or by an Affiliate of ITH or any sale, processing, smelting, or refining of Mineral Products to or by an Affiliate of ITH on a basis not involving a contract or any use by ITH of Mineral Products shall not, without the prior written consent of Doyon, occur on a basis less favorable to ITH (including the terms thereof with respect to delivery and inventorying) at the time of such contract, sale, or use (as the case may be) than that which would have been applicable with respect to a comparable contract, sale, or use (as the ease may be) to or by an unaffiliated third party. The provisions hereof regarding transactions with Affiliates of ITH supplement and are not in lieu of Doyon's rights under **SECTION 2(h)** of this Conveyance.

"Lands" means the particular lands depicted or described in Exhibit __ and described on Schedule __ (Part 1) attached hereto [all of the lands included within the Subject Property].

"Lease Agreement" means that certain Mining Lease dated ____________, ____, between Doyon and ITH, a memorandum of which was recorded on __________, _____, at Book ____, Page ____, _____________ Recording District.

"Lease Form" means that certain Form of Mining Lease constituting Exhibit D to the Option Agreement.

"Mine" means one or more open pits, underground workings, in situ operations, placer operations, and processing facilities within the Subject Property if such open pits, underground workings, in situ operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

"Mineral(s)" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

"Mineral Products" means all Ores produced from the Subject Property which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

"Net Proceeds" means in any calendar quarter Gross Revenues accrued in that calendar quarter less Operating Costs incurred in that Calendar Quarter.

"Net Smelter Returns" means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by ITH, the following (and only the following, without duplication):

(i) Charges and costs, if any, for transportation (including related storage and insurance costs) from ITH's mine, mill, or other processing or refining facility on the Subject Property to the places where the Mineral Products and Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

(ii) Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products. In the event smelting or refining is carried out in facilities owned or controlled, in whole or in part, by ITH, or by an Affiliate of ITH, charges and penalties for such operations shall mean the amount ITH would have incurred if such operations were carried out at facilities not owned or controlled by ITH then offering comparable services for comparable products on prevailing terms; and

(iii) Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by ITH is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

"Operating Costs" means the sum of the following costs and expenses (without duplication) incurred by ITH in any calendar year after the commencement of Commercial Production from a Mine:

1. **"Mining Costs"** which shall mean costs and expenses, other than Leaching Costs incurred in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time by ITH in exploring for, developing, mining, extracting, removing, and transporting to the Mill (as hereafter defined), Mineral Products produced from the Subject Property. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration, developmental or ore delineation drilling, and a reasonable allowance for future costs anticipated to be incurred by ITH in reclamation in accordance with applicable laws and the Lease Agreement. Mining Costs shall not include any charge for depreciation, depletion, overhead for general and administrative charges, income taxes, or royalties paid by ITH to Doyon or any third party.

2. **"Milling and Processing Costs"** which shall mean costs and expenses incurred in milling or processing Mineral Products produced from the Subject Property at ITH's mill or central processing facility utilized by ITH to process Mineral Products produced from the Subject Property (herein referred to as the "Mill"), if any.

3. **"Leaching Costs"** which shall mean with respect to heap leaching, in situ leaching or other solution mining methods any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by ITH is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

4. **"General and Administrative Costs"** which shall mean costs and expenses directly and reasonably incurred by ITH and properly allocable to the administration of the Subject Property and the production of Mineral Products therefrom, but not including any general and administrative costs incurred with respect to operations of ITH or its Affiliates not directly related to the administration of the Subject Property or the production of Mineral Products therefrom; provided, however, that General and Administrative Costs shall not exceed three percent before Commercial Production or one percent after Commercial Production of the total of all other Operating Costs for the relevant period except Interest, Taxes and the Capital Charge. General and Administrative Costs shall not include, without limitation, any and all advance royalties, annual rentals, production royalties, or other payments of any nature whatsoever payable to Doyon or third parties having an interest in the Subject Property.

5. **"Delivery Costs"** which shall mean costs and expenses incurred by ITH in or in connection with the delivery of Mineral Products to points of ultimate delivery to purchasers of Mineral Products.

6. **"Interest"** which shall mean any interest cost incurred and actually paid by ITH in any bona fide financing transaction with a commercial lending institution directly related to the development and operation of the Subject Property. In the event that such a financial transaction is not with a commercial financing institution or is with an Affiliate of ITH, the terms of such transaction shall provide for a reasonable reduction of outstanding indebtedness and shall not be less favorable to ITH than that which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and, in any event, at an interest rate not greater than that charged at the relevant time by the Chase Manhattan Bank N.A. for short-term loans to its most preferred commercial customers (such rate commonly referred to as the "prime rate").

7. **"Taxes"** which shall mean all taxes levied against operations on the Subject Property and/or levied against the Subject Property, excluding income taxes imposed upon profits, but including mining and severance taxes.

8. **"Capital Charge"** which shall mean for any period the sum of all cost depletion, amortization, and depreciation charges for such period on expenditures directly related to the construction, development, and operation of a Mine incurred after ITH decides to bring all or part of the Subject Property into Commercial Production that are ordinarily capitalized in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time. All such expenditures for which cost depletion, depreciation or amortization is claimed shall be separately identified and there shall be a cost depletion, depreciation or amortization schedule for each such expenditure. Such cost depletion, depreciation, or amortization charges shall be made in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time as approved by an independent certified public accounting firm located in the U.S. with mining experience, but in no event shall

be charged at a cost depletion, depreciation, or amortization rate greater than the maximum allowable by the U.S. Internal Revenue Code, as amended from time to time.

Where any Operating Costs are incurred with respect to the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from the Subject Property and the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from other properties controlled by ITH, including the Premises, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles, consistently applied in the U.S. mining industry from time to time. Operating Costs shall not be carried forward to succeeding calendar years except that the Capital Charge shall be deferred and allowable to succeeding calendar years to the extent ITH ceases Commercial Production from the Subject Property during any closure as a result of Force Majeure.

"Option Agreement" means that certain Option Agreement dated August ___, 2006, between Doyon and ITH, a memorandum of which was recorded on ________, _____, at Book __, Page __, ____________ Recording District.

"Ore" means all material produced from the Subject Property that contains one or more Minerals and which in the sole discretion of ITH justifies either (i) mining, extracting, or recovering from a place in the Subject Property and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Subject Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, nature or introduced, recovered by or for ITH from the Subject Property and sold, processed, or refined by or for ITH, and all Mineral and non-Mineral components of all such materials and solutions.

"Other Minerals" means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

"Payout" means the calendar quarter when the cumulative Gross Revenues from production from a Mine exceed the cumulative Expenditures incurred in connection with that Mine from and after the date of the Lease Agreement. Payout shall be deemed to have occurred (i) no later than five (5) years after the first day of the quarter following the effective date of Commercial Production from a Mine primarily producing Precious Minerals or (ii) no later than eight (8) years after the first day of the month following the effective date of Commercial Production from a Mine primarily producing Base Metals.

"Precious Minerals" means gold, silver , platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals produced from Ores.

"Premises" shall have the meaning assigned it in the Lease Agreement.

"**Subject Property**" means the particular interests in the Lands owned by ITH and described on Schedule __ (Part 2) attached hereto.

2. **Conveyance**

(b) For purposes of this Conveyance, the value of any royalty to be delivered to Doyon pursuant to this Conveyance shall in the case of gold, silver and concentrates be calculated using the following prices and such assays of the clean placer gold and concentrates recovered by ITH hereunder as may be taken from time to time as necessary to determine the Mineral content of such Mineral Products:

(i) gold shall be valued on the basis of the monthly average of the daily London Bullion Brokers Second Gold Fixing for the month prior to the month in which royalty is segregated and paid;

(ii) silver shall be valued on the basis of the monthly average of the daily Handy-Harman Noon Silver Quotation for the month prior to the month in which royalty is segregated and paid;

(iii) concentrates shall be valued on the basis of the amount of the proceeds actually received by ITH from the sale of its portion of such concentrates, less any transportation charges from the Subject Property and any smelting or refining charges or penalties actually paid or incurred in connection with such concentrates and subject to **SECTION 2(b)** below in the case of agreements or arrangements between ITH and ITH's Affiliates;

(iv) nickel, copper, zinc and lead shall each be valued on the basis of the monthly average ("Cash mean") of the official daily "Cash buyer" and "Cash seller" prices for Primary Nickel, Copper (Grade A), SHG Zinc and Standard Lead, respectively, on the London Metal Exchange.

(c) If Doyon is unable to take delivery on the Subject Property of any royalty payment hereunder within the time in which such payment was required to be made, ITH either (a) shall keep such royalty payment segregated and secure until Doyon is able to take delivery at

the Subject Property or (b) shall deliver such royalty payment (at the expense of Doyon) during regular business hours to Doyon at the address of Doyon set forth in **SECTION 4** (as such may be amended from time to time by written notice from);

(d) ITH shall pay to Doyon within thirty (30) days after each calendar month the Net Smelter Returns royalty due for Net Smelter Returns received during the preceding calendar month; provided, however, in the event ITH has not been paid within the time period specified in any agreement between ITH and the purchaser or purchasers of Mineral Products, or in the event no time period is specified, then ITH shall pay to Doyon its royalty within ten (10) days after ITH should have been paid within the time period specified in its agreement with the purchaser or, if no time period is specified, then within a reasonable time, as the case may be. If the royalty is payable prior to ITH's receipt of the revenue on which such royalty is payable, pursuant to the preceding sentence, royalty payments shall be based upon ITH's reasonable estimate of royalty due and later adjusted based upon actual amounts received by ITH. ITH shall provide to Doyon at the time of each payment (excluding estimated payments), a duplicate copy of the settlement sheet or settlement sheets received from the purchaser of Mineral Products, together with such other information as Doyon shall reasonably request from time to time relating to the calculation of the royalty. Within thirty (30) days after the end of each calendar quarter, ITH shall determine whether the Net Proceeds production royalty for such calendar quarter exceeds the aggregate of the Net Smelter Returns production royalty paid for such calendar quarter and if so, shall pay the difference to ITH.

(e) Except as otherwise provided in the Lease Agreement, all payments by ITH to Doyon shall be delivered to Doyon at Doyon's address set forth in **SECTION 4** below, or for the account of Doyon at such bank as Doyon may designate from time to time by written notice to ITH. Any such bank shall be deemed the agent of Doyon only for the purpose of receiving payments.

(f) ITH agrees to keep accurate records fully in accordance with generally accepted accounting principles of all Mineral Products produced, all costs to be taken into account in determining the royalty due Doyon, and all calculations relative to payments to be made to Doyon under the Lease Agreement. Such records may be inspected at all reasonable times by Doyon or Doyon's designated agents, including without limitation, Doyon's independent auditors. Doyon or its designated agents may make copies of such records as are reasonably necessary to performance of the audit function.

(g) All Mineral Products subject to Doyon's royalty interest in the Subject Property shall be sold to third parties in arm's length transactions, and ITH shall use its reasonable efforts to obtain the best terms available; provided, however, ITH may sell Mineral Products to an Affiliate of ITH so long as ITH complies with **SECTION 2(h)** hereof; and provided further that ITH may elect to retain refined Precious Minerals or Base Metals and to pay royalty based on the Fair Market Value of such minerals, subject to Doyon's election to take in kind under **SECTION 2(j)**.

(h) If Mineral Products are sold to, treated, or otherwise processed or refined by any Affiliate of ITH, or if ITH shall enter into any other contract relating to the Premises with an Affiliate of ITH, then prior to execution of any such agreement ITH shall provide to Doyon an

affidavit executed by ITH, attaching the final negotiated version of such agreement or arrangement and stating that the terms thereof are the result of arm's length negotiations or are equivalent thereto. Doyon shall be free to challenge any such sale and affidavit if such challenge is made within sixty (60) days following its receipt of such affidavit. Each time any of the terms of any such an agreement with any Affiliate of ITH are amended or modified after such affidavit has been submitted to Doyon, ITH shall submit to Doyon another such affidavit attaching such amended or modified agreement, and Doyon shall have an additional sixty (60) days to challenge such agreement or arrangement.

(i) Neither ITH or Doyon party shall be entitled or obligated to participate in, benefit from, or bear losses from, any advance sales, forward sales or purchases, options, futures contracts, hedging transactions, or other similar transactions entered into by the other party, and such transactions shall be solely for the account, benefit, and risk of the party entering into such transactions.

(j) Upon written notice to ITH received prior to January 1 of any calendar year, Doyon may elect to take its Net Smelter Returns royalty during such calendar year in kind with respect to bullion of gold or silver, in which case: (i) such Minerals mined and removed from the Subject Property shall be refined to final bullion standards of at least 99.99% pure gold and 99.9% pure silver, and (ii) Doyon shall be entitled to take an amount of bullion of gold, silver, or both, equal to the "In-kind Equivalent." For purposes hereof, the In-kind Equivalent means the number of ounces of bullion of gold, silver, or both (as applicable under the circumstances) that Doyon could acquire if it: (A) took the dollar amount of the Net Smelter Returns royalty it would have received had it not elected to take its royalty in kind, and (B) divided said dollar amount by the Fair Market Value (of such bullion of gold, silver, or both) that was applicable to the calculation of the dollar amount in clause (A) of this sentence.

(k) The parties recognize that the sampling procedures to be utilized by ITH on the Subject Property will depend entirely upon the orebody intended to be mined and therefore they agree that the Feasibility Study on which the Development of a Mine is based shall set forth proposed sampling procedures to ascertain the process feed contained metal value per ton of Ore to be produced from the Subject Property. Prior to the commencement of mining operations, the parties will agree to sampling and assaying procedures, including the appropriate metallurgical standards to be used. These standards shall incorporate a suitable sampling system requiring that ITH make available to Doyon such weight, flow meter, assay results, calculations and other data used to determine the contained Minerals recovered from the process or processes used, permit Doyon or its authorized representatives at anytime and from time to time to make such reasonable inspections for correctness in such weighing, sampling assaying or other procedures as may be used, either in the records of ITH or the process plant, and in addition, if requested by Doyon, each year the scales, weightometer, flow meters or other measuring devices shall be inspected, serviced and certified accurate by an independent third party acceptable to Doyon.

ITH hereby SPECIALLY REPRESENTS, COVENANTS, and WARRANTS to Doyon and its successors and assigns that (1) ITH owns the Subject Property free and clear of any liens, encumbrances, or other interests of third parties arising by, through, or under ITH, but not otherwise, (2) ITH has the right and power to make and deliver this Conveyance, and (3) ITH shall defend the title conveyed to Doyon by this Conveyance.

3. Other Provisions

Doyon hereby acknowledges that ITH does not now and shall never have any express or implied obligation to explore, develop, or mine the Lands.

Doyon hereby acknowledges that ITH may use the Lands for any and all purposes that ITH deems necessary or desirable, including but not limited to the construction, use, and maintenance of tailings dams and ponds, waste dumps, or other facilities necessary or desirable to support mining operations on lands other than the Lands.

If ITH ever elects to abandon any or all of the Subject Property, ITH shall first offer such interests to Doyon, for no consideration. Doyon shall have a 45-day period in which to elect to receive a conveyance and assignment of such offered interests. If Doyon timely elects to receive such a conveyance and assignment, ITH shall promptly execute, acknowledge, and deliver the same to Doyon and Doyon shall promptly accept such conveyance and assignment and expressly assume in writing any and all obligations of ITH, if any, respecting such interests.

The grant made hereby is effective only with respect to the Subject Property. If the Subject Property comprises less than 100% of the working interest in the Lands, then the royalty payable to Doyon hereunder shall be equal to the product of (A) the royalty that would be payable hereunder if the Subject Property comprised 100% of the working interest in the Lands times (B) the percentage of said working interest included in the Subject Property.

4. Address for Payments

Doyon, Limited
1 Doyon Place, Suite 300
Fairbanks, Alaska 99701
Attn: Vice President, Lands and Natural Resources
Phone: (907) 459-2000
Fax: (907) 459-2062

GIVEN on the date first set forth above.

INTERNATIONAL TOWER HILL MINES LTD.

By:______________________________
President and Chief Executive Officer

[ACKNOWLEDGMENT TO BE ADDED AT EXECUTION.]

EXHIBIT D

FORM OF MINING LEASE

between

DOYON, LIMITED

and

INTERNATIONAL TOWER HILL MINES LTD.

made as of the ______ day of ____________, 2006

Table Of Contents

MINING LEASE

THIS MINING LEASE ("this Lease") is made as of the _____ day of _________, 20__ (the "Effective Date"), between

DOYON, LIMITED ("Doyon"), an Alaska Native regional corporation,

and

INTERNATIONAL TOWER HILL MINES LTD. ("ITH"), a British Columbia, Canada, corporation.

WITNESSETH:

1. DEFINITIONS

As used in this Lease, unless the context otherwise requires, the following terms have the following meanings:

"Affiliate" means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

"Alluvial Placer Gold Occurrences" means those gold occurrences identified on Schedule A attached hereto which have resulted from the operation of rivers and streams including the sediments laid down in river and stream beds, flood plains, lakes, fans at the foot of mountain slopes, and estuaries in which can be developed through use of traditional placer mining techniques employing screening and trapping by use of gravity separation only; if minerals need to be crushed or otherwise processed prior to gravity separation, those materials and the gold found therein are not alluvial placers.

"ANCSA" means the Alaska Native Claims Settlement Act, as amended, 43 U.S.C. § 1601 et seq.

"Area of Interest" means those interests in real property which are not owned by Doyon which are either (i) within the perimeter of the Premises leased to ITH hereunder, or (ii) are located in a section any portion of which is within three miles of the outer perimeter of the Premises leased to ITH hereunder.

"Base Metals" means copper, lead, tin, zinc, and non-precious metals.

"Board Approved Feasibility Study" means a Feasibility Study submitted to and approved for implementation and development by the board of directors of ITH.

"Commercial Production" means mineral production operations extracting at least **1,000 tons of Ore per day** from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which such production operations are suspended due to normal weather conditions (i.e., in the event mineral production operations are interrupted by an event of Force Majeure or normal weather conditions, then the operations occurring immediately prior to such interruption and immediately after such interruption ceases shall be deemed to be continuous for purposes of establishing a continuous period of six (6) months. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Lease, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of less than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and Doyon's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld. The effective date of Commercial Production shall be the first day of the six (6) month period referred to above. Solely for the purpose of computing production royalty on Minerals and Mineral Products produced from the Premises and sold prior to achievement of Commercial Production, all calculations shall be made as if Commercial Production had commenced with the first production of Minerals or Mineral Products. After Commercial Production has been achieved, Commercial Production shall be deemed to exist unless three (3) consecutive years pass during which there is no continuous period of six (6) months, subject to periods of Force Majeure or periods in which production operations are suspended due to normal weather conditions, during which at least 1,000 tons of Ore per day were extracted from the Premises.

"Condemnation Drilling" means exploratory drilling that in the reasonable opinion of ITH is sufficient to establish the absence of economic Minerals mineralization at those depths where the presence and exploitation of any such mineralization might reasonably be expected to conflict with surface uses, if any.

"Development" means all preparation for the removal and recovery of Mineral Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Mineral Products.

"Effective Date" means the date shown on page 1 of this Lease.

"Expenditures" means all actual, direct costs, expenses, and charges (including but not limited to interest actually paid) related to the Exploration and Development operations conducted on the Premises from and after the execution of and pursuant to this Lease, including without limitation costs and expenses incurred off the Premises and reasonably allocated to operations pursuant to this Lease. All such costs, expenses and charges shall be determined in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time.

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals.

"Fair Market Value" of Mineral Products shall be determined on a unit basis as follows:

(i) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into ITH's account at the refiner's place of business;

(ii) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the five business days prior to the deposit of the bullion into ITH's account at the refiner's place of business;

(iii) Base Metals shall be valued on the basis of an agreed, recognized published index value for the particular metal, such as "Metals Week." In the absence of such agreed indexed value, the Fair Market Value shall be the proceeds actually received by ITH during the calendar quarter from the sale of such refined or processed metals, subject to **SECTION 16** in the case of agreements or arrangements between ITH and ITH's Affiliates.

(iv) As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii) or (iii) above, the Fair Market Value shall be equal to the amount of the proceeds actually received by ITH during the calendar quarter from the sale of such other Mineral Products, subject to **SECTION 16** in the case of agreements or arrangements between ITH and ITH's Affiliates.

"Feasibility Study" means a written report prepared by an independent mining consultant selected by ITH and approved by Doyon setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from a Mine on the Premises that recommends that all or part of the Premises should be brought into Commercial Production. It shall also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed hereunder would undertake to identify and quantify new mining reserves on the Premises, shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws and shall describe in detail any of the Premises recommended as milling, smelter or other ore processing sites or waste rock, heap leaching or tailings sites. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, ITH shall make available to Doyon for review all drafts of the Feasibility Study as they become available to ITH together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice Doyon shall be invited to attend at Doyon's cost all formal project review meetings between the consultant and ITH held in connection with the preparation of any Feasibility Study.

"Force Majeure" means an event which, during any period while this Lease is in effect, prevents, wholly or in material part, the performance of the obligations of either party hereunder or the operations contemplated herein where the cause of such event is beyond the reasonable control of the party affected, and shall include, without limitation, fires, accidents, floods, wind, other damage from the elements, wars, strikes, labor disputes, riots, civil disturbance, unavailability of feasible means of access, transportation or necessary equipment, unavailability of land for surface

uses reasonably necessary for the purposes of this Lease on terms acceptable to ITH, governmental action or inaction (including, but not limited to executive, legislative, judicial, or administrative law, rule, policy, decision, decree, order, or failure to act), failure of title, or non-performance of Doyon not otherwise resulting in a breach of this Lease.

"Gross Revenues" in any calendar quarter means the amount of earned revenues payable to ITH from any processor, smelter, refinery, or other purchaser of Mineral Products less all penalties, assaying, and sampling charges, if deducted by the purchaser or actually paid, borne, or incurred by ITH in the first instance; provided, however, that any written contract for the sale, processing or refining of Mineral Products to or by an Affiliate of ITH or any sale, processing, smelting, or refining of Mineral Products to or by an Affiliate of ITH on a basis not involving a contract or any use by ITH of Mineral Products shall not, without the prior written consent of Doyon, occur on a basis less favorable to ITH (including the terms thereof with respect to delivery and inventorying) at the time of such contract, sale, or use (as the case may be) than that which would have been applicable with respect to a comparable contract, sale, or use (as the case may be) to or by an unaffiliated third party. The provisions hereof regarding transactions with Affiliates of ITH supplement and are not in lieu of Doyon's rights under **SECTION 16** of this Lease.

"Lease" means this Mining Lease.

"Lease Area" means the lands depicted on Exhibit A and described on Schedule A, Part 1, attached hereto.

"Mine" means one or more open pits, underground workings, in situ operations and processing facilities within the Premises if such open pits, underground workings, in situ operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

"Mineral(s)" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

"Mineral Products" means all Ores produced from the Premises which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

"Net Proceeds" means in any calendar quarter Gross Revenues accrued in that calendar quarter less Operating Costs incurred in that Calendar Quarter.

"Net Smelter Returns" means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by ITH, the following (and only the following, without duplication):

(i) Charges and costs, if any, for transportation (including related storage and insurance costs) from ITH's mine, mill, or other processing or refining facility on the Premises to the places where the Mineral Products and Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

(ii) Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products. In the event smelting or refining is carried out in facilities owned or controlled, in whole or in part by ITH, or by an Affiliate of ITH, charges, and penalties for such operations shall mean the amount ITH would have incurred if such operations were carried out at facilities not owned or controlled by ITH then offering comparable services for comparable products on prevailing terms; and

(iii) Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by ITH is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

"Operating Costs" means the sum of the following costs and expenses (without duplication) incurred by ITH in any calendar year after the commencement of Commercial Production from a Mine:

1. **"Mining Costs"** which shall mean costs and expenses, other than Leaching Costs incurred in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time by ITH in exploring for, developing, mining, extracting, removing, and transporting to the Mill (as hereafter defined), Mineral Products produced from the Premises. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration, developmental or ore delineation drilling, and a reasonable allowance for future costs anticipated to be incurred by ITH in reclamation in accordance with applicable laws and this Lease. Mining Costs shall not include any charge for depreciation, depletion, overhead for general and administrative charges, income taxes, or royalties paid by ITH to Doyon or any third party.

2. **"Milling and Processing Costs"** which shall mean costs and expenses incurred in milling or processing Mineral Products produced from the Premises at ITH's mill or central processing facility utilized by ITH to process Mineral Products produced from the Premises (herein referred to as the "Mill"), if any.

3. **"Leaching Costs"** which shall mean with respect to heap leaching, in situ leaching or other solution mining methods any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by ITH is

obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

4. **"General and Administrative Costs"** which shall mean costs and expenses directly and reasonably incurred by ITH and properly allocable to the administration of the Premises and the production of Mineral Products therefrom, but not including any general and administrative costs incurred with respect to operations of ITH or its Affiliates not directly related to the administration of the Premises or the production of Mineral Products therefrom; provided, however, that General and Administrative Costs shall not exceed three percent before Commercial Production or one percent after Commercial Production of the total of all other Operating Costs for the relevant period except Interest, Taxes and the Capital Charge. General and Administrative Costs shall not include, without limitation, any and all advance royalties, annual rentals, production royalties, or other payments of any nature whatsoever payable to Doyon or third parties having an interest in the Premises.

5. **"Delivery Costs"** which shall mean costs and expenses incurred by ITH in or in connection with the delivery of Mineral Products to points of ultimate delivery to purchasers of Mineral Products.

6. **"Interest"** which shall mean any interest cost incurred and actually paid by ITH in any bona fide financing transaction with a commercial lending institution directly related to the development and operation of the Premises. In the event that such a financial transaction is not with a commercial financing institution or is with an Affiliate of ITH, the terms of such transaction shall provide for a reasonable reduction of outstanding indebtedness and shall not be less favorable to ITH than that which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and, in any event, at an interest rate not greater than that charged at the relevant time by the Chase Manhattan Bank N.A. for short-term loans to its most preferred commercial customers (such rate commonly referred to as the "prime rate").

7. **"Taxes"** which shall mean all taxes levied against operations on the Premises and/or levied against the Premises, excluding income taxes imposed upon profits, but including mining and severance taxes.

8. **"Capital Charge"** which shall mean for any period the sum of all cost depletion, amortization, and depreciation charges for such period on expenditures directly related to the construction, development, and operation of a Mine incurred after ITH decides to bring all or part of the Premises into Commercial Production that are ordinarily capitalized in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time. All such

expenditures for which cost depletion, depreciation or amortization is claimed shall be separately identified and there shall be a cost depletion, depreciation or amortization schedule for each such expenditure. Such cost depletion, depreciation, or amortization charges shall be made in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time as approved by an independent certified public accounting firm located in the U.S. with mining experience, but in no event shall be charged at a cost depletion, depreciation, or amortization rate greater than the maximum allowable by the U.S. Internal Revenue Code, as amended from time to time.

Where any Operating Costs are incurred with respect to the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from the Premises and the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from other properties controlled by ITH, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles, consistently applied in the U.S. mining industry from time to time. Operating Costs shall not be carried forward to succeeding calendar years except that the Capital Charge shall be deferred and allowable to succeeding calendar years to the extent ITH ceases Commercial Production from the Premises during any closure as a result of Force Majeure.

"Option Agreement" means that certain Mining Exploration Agreement with Option to Lease dated August __, 2006 between Doyon and ITH, a memorandum of which was recorded on __________, 2006 at Book ______, Page ______, ____________________ Recording District.

"Ore" means all material produced from the Premises that contains one or more Minerals and which in the sole discretion of ITH justifies either (i) mining, extracting, or recovering from a place in the Premises and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Premises by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for ITH from the Premises and sold, processed, or refined by or for ITH, and all Mineral and non-Mineral components of all such materials and solutions.

"Other Minerals" means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

"Payout" means the calendar quarter when the cumulative Gross Revenues from production from a Mine exceed the cumulative Expenditures incurred in connection with that Mine from and after the date of this Lease. Payout shall be deemed to have occurred (i) no later than five (5) years after the first day of the quarter following the effective date of Commercial Production from a Mine primarily producing Precious Minerals or (ii) no later than eight (8) years after the first day of the month following the effective date of Commercial Production from a Mine primarily producing Base Metals.

"Permitted Exceptions" means such reservations, exceptions, exclusions, restrictions, and limitations as may be included in interim conveyances or patents issued to Doyon for property within the Lease Area pursuant to ANCSA, including but not limited to the following: valid

existing rights (including but not limited to unpatented mining claims); reserved areas set aside by law, executive order, public land order, or similar action; lands designated as National Wild and Scenic River lands; cemetery and historic sites; air navigation sites; public land entries; Native allotments; lands underlying inland navigable waters, tidal waters, or coastal waters; and public easements with the understanding that some Permitted Exceptions constitute Third Party Property.

"Positive Prefeasibility Study" means the written study prepared pursuant to the Option Agreement which contained (1) an analysis of the possible economic viability of conducting commercial operations for the production, marketing, and sale of one or more Mineral Products from a Mine involving operations in addition to or other than operations on or in connection with an Alluvial Placer Gold Occurrence, (2) an analysis of the possible market for Mineral Products that may be produced from said Mine, (3) a discussion of the possible methods by which Commercial Production of Mineral Products may be achieved from said Mine, (4) a description of the possibly applicable environmental issues associated with the operation and reclamation of said Mine, including applicable environmental and reclamation laws, (5) a description of the recommended designated area for the Premises, (6) an analysis of the land status of all lands within the Premises and possible impacts of such land status on the development and operation of said Mine, and (7) a recommendation, based upon drilling (except in cases of governmental prohibition on drilling) and limited metallurgical testing evidencing (in conjunction with such other testing and information as may be available) the possible continuity and grade of the mineralization on the Premises, that continued focused exploration or development work be conducted on the Premises to determine whether all or a part could be brought into Commercial Production.

"Precious Minerals" means gold, silver, platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals from the production of Ores.

"Premises" means the particular interests in real property depicted on Exhibit A, and described on Schedule A attached hereto.

"Third Party Property" means those interests in real property within the Lease Area and the Area of Interest that are not the Premises.

2. <u>CONSIDERATION; GRANT OF LEASE</u>

2.2 Grant.

(a) Subject to all Permitted Exceptions, Doyon hereby leases to ITH all of Doyon's right, title and interest, whether now owned or hereafter acquired, in the Premises for the purposes and uses set out in **SECTION 2.4** and elsewhere in this Lease and for no other purpose, for the term more particularly described in **SECTION 3**. ITH may sell for its own account, use, and benefit all Mineral Products extracted by it from the Premises, subject to the obligation to make payments of production royalty to Doyon as specified herein. ITH's right to the use of the surface and subsurface of Premises shall include the rights described in, and be limited by and subject to the specific provisions of this Lease pertaining to land use.

(b) Notwithstanding the definition of Mineral Products contained herein and in addition to the other rights herein granted to ITH, Doyon hereby grants ITH the right to use, free of charge, timber, sand, gravel, shot rock, aggregate, rock, and other materials as may exist on the Premises, where such resources are owned by Doyon, in connection with the construction of roads, mine facilities, or mine infrastructure on Premises, provided, however, that (1) ITH shall first notify Doyon of the location from which it desires to take timber, sand, gravel, shot rock, aggregate, rock, or other materials, the access to the site it intends to use; and (2) ITH shall provide Doyon for Doyon's approval a timber harvesting and reforestation plan for any timber it intends to remove and a mining operating and reclamation plan for any of the said minerals or materials it intends to extract and use on the Premises pursuant to this **SECTION 2.2(B)**, and Doyon shall be entitled to reasonably reject such access or location. ITH shall have no right to produce and sell to third parties timber, sand, gravel, shot rock, aggregate, rock, and other materials from the Premises. ITH's right to take sand, gravel, shot rock, aggregate, rock, and other materials free of charge shall not extend to any pits developed by Doyon on the Premises or pits developed on the Premises by third parties with the consent of Doyon. Doyon shall not use the Premises, nor permit third parties to use the Premises, for producing sand, gravel, shot rock, aggregate, rock, and other materials for use anywhere off the Premises, however, without the prior consent of ITH, which consent shall not be unreasonably withheld.

2.3 Purpose. The purpose of this Lease is to grant, and there is hereby granted to ITH, the nonexclusive right to enter into and upon and to use Premises and each and every part thereof except as otherwise expressly provided in this Lease, and the exclusive right to explore for, develop, mine, extract, remove, produce, treat, process, mill, smelt, refine, store, market, and sell any and all Minerals, Ores, and Mineral Products in, upon or under Premises for ITH's account, use and benefit, subject to the production royalty and all of the other terms of this Lease. Such rights shall include, without limitation, the rights to construct or install roads, facilities for the generation

of power for operations, electrical lines, mill facilities, tailings impoundments, housing structures, and equipment maintenance facilities on the Premises in connection with the exploration, development, and mining of the Premises.

2.4 Access. Doyon hereby agrees to grant (to the extent Doyon has the power and authority to do so, and with no warranty of title) to ITH, from time to time and for such term as reasonably needed by ITH, the right to enter upon and cross lands selected by or conveyed to Doyon, for purposes of ingress to or egress from the Premises, subject to Doyon's right to review and approve the choice of surface locations for access routes and other surface facilities and place reasonable restrictions thereon.

3. TERM

Subject to earlier termination as provided herein, this Lease is granted for a primary term of fifteen (15) years commencing on the Effective Date (the "Initial Term"), provided, however, that if ITH has achieved Commercial Production prior to the end of the Initial Term, then this Lease shall continue in effect thereafter for so long as there is Commercial Production on the Premises.

4. FURTHER EXPENDITURES, ADVANCE ROYALTY, AND PRODUCTION ROYALTIES ON THE PREMISES

4.2 Expenditure Program and Budget. On or before each February 1 during each year this Lease is in effect, ITH shall consult with Doyon regarding the development of a program and budgets for Expenditures for the coming year. On or before each February 15, ITH shall submit to Doyon a draft program and budget for Expenditures for the coming year. On or before each March 1, Doyon and ITH shall meet at a mutually agreed time and place in Alaska or in Denver, Colorado to discuss ITH's proposed program and budget for Expenditures for the coming year. On or before each March 15, ITH shall submit its final proposed program and budget to ITH Board of Directors. On or before each March 31, ITH Board of Directors shall approve a final program and budget for Expenditures for the coming year incorporating such features and expenses as it desires, subject only to the requirements hereof.

4.4 Production Royalty on Premises. (a) Until and unless this Lease is terminated, Doyon hereby reserves a production royalty with respect to the Premises on all Mineral Products mined, produced and sold from the Premises, equal to **the greater of the following**:

(i) For Precious Minerals other than these derived from Alluvial Placer Gold Occurrences (whether designated as such or not) a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 2% prior to Payout and a percentage rate of 4% after Payout; **or** 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after Payout.

(ii) For base metals and minerals which are not Precious Minerals, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 1% prior to Payout and a percentage rate of 3% after Payout; **or** 10% of Net proceeds prior to Payout and 20% of Net Proceeds after payout.

(iii) On all Mineral Products derived from Alluvial Placer Gold Occurrences and other placer gold deposits situated on the Premises, a royalty in kind equal to the following percentages of the Mineral Products recovered by ITH from such Alluvial Placer Gold Occurrences and other placer gold deposits:

(a) Royalty on the first 1,000 ounces of clean placer gold recovered during any calendar year: 10% of each standard screen or sieve size of clean placer gold recovered by ITH, payable in kind on the Premises within five (5) days after each cleanup;

(b) Royalty on all placer gold recovered during any calendar year in excess of the first 1,000 ounces of clean placer gold recovered during said calendar year:

(d) For purposes of **SECTION 4.3**, the value of any royalty to be delivered to Doyon pursuant to **SECTION 4.4(a)** shall in the case of gold, silver and concentrates be calculated using the following prices and such assays of the clean placer gold and concentrates recovered by ITH hereunder as may be taken from time to time as necessary to determine the Mineral content of such Mineral Products:

(i) gold shall be valued on the basis of the monthly average of the daily London Bullion Brokers Second Gold Fixing for the month prior to the month in which royalty is segregated and paid under **SECTION 4.4(a)**;

(ii) silver shall be valued on the basis of the monthly average of the daily Handy-Harman Noon Silver Quotation for the month prior to the month in which royalty is segregated and paid under **SECTION 4.4(a)**;

(iii) concentrates shall be valued on the basis of the amount of the proceeds actually received by ITH from the sale of its portion of such concentrates, less any transportation charges from the Premises and any smelting or refining charges or penalties actually paid or incurred in connection with such concentrates and subject to **SECTION 16** in the case of agreements or arrangements between ITH and ITH's Affiliates;

(iv) nickel, copper, zinc and lead shall each be valued on the basis of the monthly average ("Cash mean") of the official daily "Cash buyer" and "Cash seller" prices for Primary Nickel, Copper (Grade A), SHG Zinc and Standard Lead, respectively, on the London Metal Exchange.

(c) If Doyon is unable to take delivery on the Premises of any royalty payment hereunder within the time in which such payment was required to be made, ITH either (a) shall keep such royalty payment segregated and secure until Doyon is able to take delivery at the Premises or (b) shall deliver such royalty payment (at the expense of Doyon) during regular business hours to Doyon at the address of Doyon set forth in **SECTION 22.1** (as such may be amended from time to time by written notice from Doyon pursuant to **SECTION 22.1**).

4.5 Payment Terms; Security Interest Grant. (a) ITH shall pay to Doyon within thirty (30) days after each calendar month the Net Smelter Returns royalty due for Net Smelter Returns received during the preceding calendar month; provided, however, in the event ITH has not been paid within the time period specified in any agreement between ITH and the purchaser or purchasers of Mineral Products, or in the event no time period is specified, then ITH shall pay to Doyon its royalty within ten (10) days after ITH should have been paid within the time period specified in its agreement with the purchaser or, if no time period is specified, then within a reasonable time, as the case may be. If the royalty is payable prior to ITH's receipt of the revenue on which such royalty is payable, pursuant to the preceding sentence, royalty payments shall be based upon ITH's reasonable estimate of royalty due and later adjusted based upon actual amounts received by ITH. ITH shall provide to Doyon at the time of each payment (excluding estimated payments), a duplicate copy of the settlement sheet or settlement sheets received from the purchaser of Mineral Products, together with such other information as Doyon shall reasonably request from time to time relating to the calculation of the royalty. Within thirty (30) days after the end of each calendar quarter, ITH shall determine whether the Net Proceeds production royalty for such calendar quarter exceeds the aggregate of the Net Smelter Returns production royalty paid for such calendar quarter and if so, shall pay the difference to ITH.

(b) To secure payment of such royalty, ITH grants Doyon a security interest in the Mineral Products produced and to be produced from the Premises under this Lease and in the proceeds of such Mineral Products. ITH covenants to take such steps and to execute such further

documents as necessary, upon Doyon's request, to allow Doyon to perfect such security interest in the Mineral Products with a priority greater than any lien or encumbrance on such Mineral Products created by, through, or under ITH other than a security interest granted for purposes of financing Mine development and production.

4.6 Method of Payment. Except as otherwise provided in this Lease, all payments by ITH to Doyon shall be delivered to Doyon at Doyon's address for notice purposes, as set forth below, or for the account of Doyon at such bank as Doyon may designate from time to time by written notice to ITH. Any such bank shall be deemed the agent of Doyon only for the purpose of receiving payments.

4.7 Records and Inspection of Records. ITH agrees to keep accurate records fully in accordance with generally accepted accounting principles of all Mineral Products produced, all costs to be taken into account in determining the royalty due Doyon, and all calculations relative to payments to be made to Doyon under this Lease. Subject to the confidentiality provisions of **SECTION 19**, such records may be inspected at all reasonable times by Doyon or Doyon's designated agents, including without limitation, Doyon's independent auditors. Doyon or its designated agents may make copies of such records as are reasonably necessary to performance of the audit function.

4.8 Sale of Mineral Products.

(a) All Mineral Products subject to Doyon's royalty interest in the Premises shall be sold to third parties in arm's length transactions, and ITH shall use its reasonable efforts to obtain the best terms available; provided, however, ITH may sell Mineral Products to an Affiliate of ITH so long as ITH complies with **SECTION 16** hereof; and provided further that ITH may elect to retain refined Precious Minerals or Base Metals and to pay royalty based on the Fair Market Value of such minerals, subject to Doyon's election to take in kind under **SECTION 4.8(c)**.

(b) No party shall be entitled or obligated to participate in, benefit from, or bear losses from, any advance sales, forward sales or purchases, options, futures contracts, hedging transactions, or other similar transactions entered into by the other party, and such transactions shall be solely for the account, benefit, and risk of the party entering into such transactions.

(c) Upon written notice to ITH received prior to January 1 of any calendar year, Doyon may elect to take its Net Smelter Returns royalty during such calendar year in kind with respect to bullion of gold or silver, in which case: (i) such Minerals mined and removed from the Premises shall be refined to final bullion standards of at least 99.99% pure gold and 99.9% pure silver, and (ii) Doyon shall be entitled to take an amount of bullion of gold, silver, or both, equal to the "In-kind Equivalent." For purposes hereof, the In-kind Equivalent means the number of ounces of bullion of gold, silver, or both (as applicable under the circumstances) that Doyon could acquire if it: (A) took the dollar amount of the Net Smelter Returns royalty it would have received had it not elected to take its royalty in kind, and (B) divided said dollar amount by the Fair Market Value (of such bullion of gold, silver, or both) that was applicable to the calculation of the dollar amount in clause (A) of this sentence.

4.9 Disputes. Should Doyon disagree as to any determination made by ITH of any royalty (including estimated royalty) or the reasonableness of any deductions entering into any such determination, the matter shall be resolved in accordance with **SECTION 22.3**.

4.10 Lesser Interest. If it is determined by a court of competent jurisdiction or by binding agreement executed by Doyon and ITH that Doyon owns less than 100% of the fee interest in any part of the Minerals estate as to any portion of the Premises, then the production royalty otherwise payable to Doyon on Mineral Products produced from such portion(s) of the Premises shall be reduced to represent the percentage interest in the Minerals estate in such portion(s) of the Premises owned by Doyon. If Doyon and ITH disagree about Doyon's ownership of the Minerals estate in any portion of Premises, then ITH may either: (a) pay Doyon the disputed amount, in which event Doyon shall refund any overpayments to ITH (together with interest at the statutory rate on judgments) if it is determined or agreed that an overpayment was made, or (b) interplead the disputed amounts with a court of competent jurisdiction.

4.11 Sampling Procedures. The parties recognize that the sampling procedures to be utilized by ITH on the Premises will depend entirely upon the orebody intended to be mined and therefore they agree that the Feasibility Study on which the Development of a Mine is based shall set forth proposed sampling procedures to ascertain the process feed contained metal value per ton of Ore to be produced from the Premises. Prior to the commencement of mining operations, the parties will agree to sampling and assaying procedures, including the appropriate metallurgical standards to be used. These standards shall incorporate a suitable sampling system requiring that ITH make available to Doyon such weight, flow meter, assay results, calculations and other data used to determine the contained Minerals recovered from the process or processes used, permit Doyon or its authorized representatives at anytime and from time to time to make such reasonable inspections for correctness in such weighing, sampling assaying or other procedures as may be used, either in the records of ITH or the process plant, and in addition, if requested by Doyon, each year the scales, weightometer, flow meters or other measuring devices shall be inspected, serviced and certified accurate by an independent third party acceptable to Doyon.

4.12 Hold Harmless Regarding ANCSA Obligations. Doyon shall be solely responsible for ensuring that it complies with any and all obligations imposed by ANCSA (including any agreements to which it is a party, or by which it is bound, entered into in connection with ANCSA) regarding the sharing with other Native Corporations or other entities any amounts that Doyon receives under this Lease, and Doyon shall protect, defend, indemnify, and hold ITH harmless with respect thereto.

6. CONDUCT OF OPERATIONS

6.1 General. ITH's operations hereunder shall be conducted in a professional and miner-like manner and consistent with exploration, mining, treatment and reclamation practices acceptable in the mining industry at the time such practices are implemented by ITH; provided

such standards are met, ITH shall be free to explore for, develop, mine and beneficiate Minerals, Ores, and Mineral Products in any manner or sequence selected in ITH's sole discretion.

6.2 Compliance with Laws. ITH shall make diligent efforts to conduct its operations hereunder in compliance with all applicable federal, state and local laws whether now existing or subsequently enacted, including without limitation laws relating to (a) environmental protection and pollution control and abatement; (b) treatment, storage, and disposal of hazardous substances; (c) reclamation of the Premises, (d) workmen's compensation and other employee benefit laws, (e) the exploration, development, and mining activities conducted by ITH on the Premises, and (f) the safety of the public and forest fire prevention. ITH may challenge the validity or application of any laws but no such challenge shall relieve ITH of its obligation to comply with all laws during the time it is challenging their validity or application, unless the challenged authority agrees no compliance is needed pending the final adjudication as to the validity or application of said laws and ITH shall comply with such laws if they are held valid as a result of such adjudication. If and to the extent that ITH's operations under this Lease violate any applicable laws, ITH shall defend and hold harmless Doyon from any penalties or damages arising from such violations. However, unless such violations cause material harm to Doyon, or unless such violations cause ITH to default in the performance of its other obligations under this Lease, such violations shall not be grounds for Doyon to terminate this Lease under **SECTION 12**.

6.3 License and Permits. ITH shall obtain and keep in force at all times, all licenses, permits, and governmental consents required for the conduct of its activities on the Premises, shall file all reports or documents required by federal, state, and local laws, and shall comply with all the terms and conditions of such permits, licenses, and consents. Doyon shall give its consent and take all actions and execute all documents reasonably necessary to assist ITH in securing such permits, licenses, and consents, provided that Doyon shall not be required to take an active role in advocating operations proposed by ITH. Copies of all such permits, licenses, consents, reports, and documents shall be available for review by Doyon. All permits, licenses, consents, reports, and documents available to Doyon pursuant to this section shall be subject to the confidentiality provisions of **SECTION 19**.

6.4 Condition of Sites and Facilities; Reclamation Fund. (a) ITH shall, at all times, keep all areas of the Premises on which it is conducting activities in a neat and clean condition, free of the unnecessary accumulation of debris and waste resulting from ITH's operations. During the term of this Lease, all improvements constructed on the Premises by ITH shall be maintained in good condition and reasonably secured.

(b) Except to the extent permitted otherwise by **SECTION 8.4**, prior to commencement of mining operations on the Premises, ITH shall establish a fund to be used for anticipated future costs of reclaiming disturbances caused by ITH's operation on Premises in accordance with **SECTIONS 8.1** through **8.4** and of treating, storing or disposing of hazardous substances in accordance with all applicable laws and regulations and of otherwise complying with all environmental laws and regulations. Such fund shall be created in a manner such that Doyon shall either be able to obtain a valid security interest in said fund solely for purposes of ensuring proper reclamation or the fund shall not be subject to the claims of ITH's creditors in a bankruptcy in the reasonable opinion of a mutually agreeable counsel and shall be maintained in a separate account, trust account or escrow and not commingled with the moneys of ITH, shall be withdrawn and used

for, and only for, the foregoing purposes, and at all times shall be in an amount sufficient to pay all the foregoing costs of ITH should ITH discontinue its operations on Premises at any time during the immediately succeeding year. The initial amount of such fund shall be as mutually agreed by ITH and Doyon.

(c) Doyon shall have the right at any time to require verification of the continued existence and present amount of the fund. To the extent that ITH has posted an acceptable bond or other financial security with any federal, state, or local governmental agency that requires posting of a reclamation bond or other financial security, then ITH shall only be required to maintain in the fund established under this **SECTION** an amount equal to the excess amount required by this Lease over the amount of bond or other financial security posted in favor of such federal, state, or local governmental agency.

6.5 Environmental Audit. ITH shall conduct an annual on-the-ground environmental audit of the Premises disturbed by ITH's operations (such audit shall be performed by a firm of environmental engineers reasonably acceptable to both Doyon and ITH), and such other investigations as are reasonably necessary to audit the sufficiency of the amount of the fund established under **SECTION 6.4**, and ITH's bond or other financial security under **SECTION 8.4**. The results of the audit shall include a written report recommending the actions which should be taken to ensure compliance with the operational and reclamation standards required under this Lease, including the contingency of ITH's discontinuing its operations at any time in the succeeding year, together with a recommendation of the amount that the financial security required by **SECTIONS 6.4** and **8.4** should be increased or decreased to meet any such current needs and contingency. As a result of such audit the parties shall agree to such reasonable adjustments proposed by ITH as are appropriate to meet the requirements of **SECTIONS 6.4** and **8.4**, including without limitation increases or decreases to the fund consistent with inflation as reflected in the most recent consumer price index and consistent with the results of any environmental audits. Doyon shall have the right to receive and keep copies of the audit results and shall be entitled to meet with the environmental engineers during and at the conclusion of the audit to discuss their preliminary and final findings, conclusions, and recommendations. Doyon shall have the right to conduct its own on-the-ground environmental audit at any time at its own risk and expense.

6.6 Archaeological and Cultural Resources Clearances. Prior to conducting surface disturbing activities such as trenching, drilling, or similar mechanized operations on the Premises, ITH shall conduct, through use of qualified personnel, an archaeological and cultural resources survey of each site to determine the existence of artifacts, remains, and places of cultural significance to Alaska Natives (as defined in ANCSA) and, if such artifacts and remains are discovered or places identified, to minimize possible adverse effects on such sites from activities allowed under this Lease. Selection of qualified personnel shall be made by ITH and approved by Doyon (whose approval shall not be unreasonably withheld) and a written report of each such survey shall be submitted to Doyon. Doyon acknowledges its obligation under **SECTION 18.1(a)** of this Lease to provide information to ITH about archaeological and cultural resources within the Premises.

6.7 Taxes.

(a) Doyon shall pay promptly all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed: (1) with respect to Doyon's production royalty, (2) with respect to timber, as provided in **SECTION 6.7(b)**, and (3) with respect to the Premises, except as provided in **SECTION 6.7(b)** below. Doyon shall not be deemed in breach of its obligations under this **SECTION 6.7(a)** so long as any failure by Doyon to pay said amounts does not materially interfere with ITH's rights hereunder.

(b) ITH shall promptly pay, before delinquent, all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Lease, upon all Mineral Products derived by ITH from the Premises (except as to taxes assessed on Doyon's production royalty) and upon all of ITH's improvements and personal property on the Premises, including all occupational taxes and any and all other taxes assessed on account of ITH's mining or other operations in or upon the Premises. Notwithstanding the foregoing, in the event taxes are payable upon any timber harvested by ITH and delivered to Doyon, then any taxes imposed upon the severance of said timber shall be paid by Doyon. In addition, ITH shall pay any taxes regarding a change in the tax assessment classification of Premises resulting from the change in use of any of the Premises to any other use made by ITH and any increase in ad valorem or other taxes payable by Doyon, which result from ITH's activities on the Premises. All such taxes for the years in which this Lease commences or terminates shall be prorated to the date of occupancy between Doyon and ITH. ITH shall have the right to contest, in the courts or otherwise, in its own name or in the name of Doyon the validity or amount of any such taxes or assessments payable by ITH, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same. If ITH elects to so contest such taxes or assessments, at Doyon's request ITH shall provide Doyon a bond or other reasonable assurance of payment as provided in **SECTION 11.2**.

6.8 Indemnification and Insurance.

(a) Indemnification. Subject to the other provisions of this Lease, each party shall protect, defend, indemnify, and hold the other party and its shareholders, employees, agents, and representatives harmless from and against any and all losses, claims, actions, demands, damages, injuries, deaths, or other liabilities of any and every nature (collectively, "Liabilities") resulting from a breach of the indemnifying party's warranties, representations, or covenants under this Lease or from the indemnifying party's operations or activities under this Lease, except to the extent that such Liabilities result from the willful misconduct, gross negligence, or sole ordinary negligence of the party to be indemnified. The indemnifying party shall assume, on behalf of the other party, the defense of any lawsuit or administrative proceeding which may be brought against the other party and shall pay, on behalf of the other party, upon its demand, the amount of any judgment that may be entered against the other party in connection with the purposes for which this indemnification is given, if execution on any such judgments has not been stayed by appropriate court order. Neither ITH nor Doyon shall be liable to the other for punitive damages.

(b) Doyon's Liability Limitation. Doyon shall not be liable to ITH, its agents, employees, or contractors for any losses, damages, expenses, liabilities, or claims therefor of whatever kind or character resulting from or arising out of any dangerous or hazardous conditions on the Lease Area, whether or not known to Doyon. This **SECTION** is not intended to limit in any

way the tort immunity granted by Alaska Statutes § 09.65.200 (tort immunity for personal injuries or death occurring on unimproved land).

(c) Insurance. ITH shall, at all times while conducting operations pursuant to this Lease, comply fully with the applicable worker's compensation laws and purchase protection for the parties comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of $2,000,000 for bodily injury and property damage; (ii) automobile insurance with reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Such insurance limits may be adjusted by mutual consent if subsequent events should make them inadequate. Doyon shall acquire (or cause to be acquired) insurance in similar amounts, naming ITH as an additional insured, when conducting operations on the Premises or Area of Interest pursuant to **SECTION 6.9**.

6.9 Coordination of Land Uses.

(a) Rights of Use. ITH and Doyon acknowledge that the Premises and Area of Interest have uses in addition to mineral exploration and development. Doyon reserves the right (to the extent it owns such right) to manage and use the Premises and Area of Interest for all such uses during the term of this Lease. Each party shall use reasonable and diligent efforts to notify and coordinate with the other so as to minimize interference to the activities of the other resulting from its activities. Without limiting the generality of the foregoing, Doyon shall notify ITH regarding Doyon's entry into any agreement involving other surface uses of the Premises or Area of Interest and regarding Doyon's intent to conduct other surface uses of the Premises or Area of Interest. In no event shall management or use by Doyon or any licensee or permittee of Doyon materially interfere with the operations of ITH under this Lease and in every case such management and use shall be authorized and undertaken at the sole risk of Doyon or its licensee or permittee. Without limiting the generality of the foregoing, (1) any interference that causes a material increase in the cost or a material decrease in the efficiency of ITH's operations under this Lease shall be deemed material, and (2) access easements, utility easements, grazing leases, hunting and fishing leases, timber contracts, leases of Other Minerals, or other similar agreements entered into with third parties in the normal course of Doyon's business shall be conclusively deemed to materially interfere with ITH's activities if such rights would be exercised within 1000 yards of any mining activities being conducted by ITH hereunder. If there is a conflict between uses, then the parties shall meet to mutually resolve the difference bearing in mind the principle of noninterference set forth above but in the event of conflicts that cannot in good faith be reasonably reconciled, ITH's use shall control. The parties acknowledge that ITH shall be entitled to conduct those activities reasonably selected by it to explore for, mine, and treat Minerals and that ITH may impose reasonable safety rules and use restrictions applicable within the Premises and Area of Interest.

(b) Notice of Operations. ITH shall keep Doyon timely apprised of its activities on the Premises and Area of Interest such that Doyon may have its representatives present to witness the operations of ITH in the manner set out in and subject to the provisions of this Lease. Similarly, Doyon shall give ITH reasonable advance notice whenever Doyon's representatives, agents, licensees or invitees are conducting operations on the Premises and the Area of Interest.

(c) Right of Use – Alluvial Placer Gold Occurrences. If an Alluvial Placer Gold Occurrence is included within the Premises or Area of Interest, Doyon shall have five years from

the date of this Lease to conduct operations thereon free of the requirements of **Section 6.9(a)** and otherwise free from material interference by ITH. During such five-year period, Doyon and ITH shall coordinate their activities to minimize delay or interference. After such five-year period, the provisions of **Sections 6.9(a)** shall control.

(d) Condemnation Drilling. ITH shall do proper Condemnation Drilling on those portions of the Premises proposed for particular surface uses or facilities by ITH before using such surface or before building, constructing, or placing facilities on such surface.

6.10 Hunting, Fishing and Trapping. ITH, its contractors and consultants, and its and their employees shall not engage in any hunting, fishing, or trapping on the Premises or Area of Interest without the prior written consent of Doyon.

6.11 Use of Premises for Benefit of Area of Interest. Subject to (a) the limitations of **SECTION 6.9** hereof and limitations imposed by any Permitted Exceptions, and (b) Doyon's right to review and to suggest reasonable modifications and restrictions on surface use (including the location of proposed surface uses) ITH may use (and Doyon hereby grants ITH the right to use) so much of the surface and subsurface of those portions of Premises as shall be necessary or desirable for the exploration, mining, beneficiation, treatment, processing, and disposal of Minerals, Ores, and Mineral Products from the Area of Interest. Consistent with, but not as a limitation on the foregoing, if ITH is engaged in active commercial mining and milling of Minerals from the Premises at the Commercial Production rate, ITH may construct or install roads, facilities for the generation of power for operations, electrical lines, mill facilities, tailings impoundments, housing structures, and equipment maintenance facilities on the Premises for use with a Mine on lands which include Area of Interest lands.

6.12 Commingling. ITH shall have the right to commingle Ore from the Premises with ore from other properties owned, leased, or controlled by ITH; provided, however, that before commingling, ITH shall calculate from representative samples the average grades of the Ore and all other ores to be commingled, and shall either weigh or volumetrically calculate the number of tons of each. As Mineral Products are produced from the commingled ores, ITH shall calculate from representative samples the average percentage recovery of such Mineral Products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, ITH may use procedures acceptable in the mining and metallurgical industry which ITH believes to be accurate and cost-effective for the type of mining and processing activity being conducted; provided that prior to implementing any commingling procedures, ITH shall present and explain such procedures to Doyon and obtain Doyon's written approval of such procedures. Doyon may not disapprove of any commingling procedures presented if such procedures are generally acceptable in the mining and metallurgical industry for the type of ores which ITH is processing. ITH's choice of such procedures shall be final and binding on Doyon. In addition, comparable procedures may be used by ITH to apportion among the commingled ores any penalty charges imposed by the refiner on commingled ores or Mineral Products derived therefrom. The records relating to commingled ores shall be available for inspection by Doyon, at Doyon's sole expense, at all reasonable times.

6.13 Use and Maintenance of Roads. Upon completion of construction, all roads within the Lease Area that are owned by Doyon or constructed by ITH and all existing roads within the Lease

Area that are owned by Doyon or reconstructed by ITH shall be deemed part of the Premises leased hereunder. During the term hereof, ITH shall be responsible for maintaining those roads within Premises constructed or reconstructed by and used by it; provided that if such roads are used by Doyon or its permittees or licensees in such a manner or with a frequency that materially increases maintenance and repair costs, then Doyon shall pay a pro rata share of the cost of maintaining such roads. Road maintenance shall include dust abatement, provided that shall not use chemicals to abate dust without Doyon's written consent. ITH may impose reasonable safety rules and use restrictions on such roads in the Lease Area.

6.14 Disposal of Wastes. All tailing ponds and other facilities for the storage of waste materials created by ITH's activities on the Premises shall be constructed and maintained to the standards generally employed by responsible miners in the U.S. mining industry, using the most reasonably appropriate technology currently available that demonstrates engineering and economic feasibility and success in storing similar materials when such facilities were constructed.

6.15 Damage to Improvements; Timber. (a) ITH shall be liable to Doyon for damage to any timber or improvements on the surface of the Premises, where owned by Doyon, resulting from ITH's operations, but ITH shall not be liable to Doyon for damages to any timber or improvements placed on such part of the surface after ITH has notified Doyon that it intends to conduct operations thereon. ITH shall immediately either repair such damage or compensate Doyon therefor. Disturbances of the surface of the Premises normally incident to ITH's activities which do not damage improvements or timber shall not be considered as damage to the Premises, except to the extent that ITH does not comply with all terms and conditions herein for reclamation and repair thereof.

(b) ITH shall notify Doyon in advance of its operations and activities hereunder and the location thereof which shall or may require the harvesting, stacking, and decking of timber from the Premises. If the operations of ITH hereunder result in the removal of (a) house quality logs greater than eight inches in diameter or (b) merchantable timber from any portion of the Premises, ITH shall stack and deck such logs in the vicinity of the place where they are cut, in a manner allowing for the efficient removal of the timber by Doyon. The determination of merchantability of any timber removed shall be governed by the standards then generally in effect in the wood products industry in the area where the merchantable timber so removed is located. All merchantable timber shall be harvested in accordance with Doyon's reasonable specifications. Upon cutting, stacking and decking of such merchantable timber at a point for pickup by Doyon, ITH shall not be further liable to Doyon as a result of the cutting, removal and storage of the merchantable timber.

6.16 Water Rights. Doyon agrees to let ITH use its water rights, if any, to the extent that, at the time the use by ITH commences, Doyon does not have any firm plans for the use of such rights within the Premises. Doyon represents that it has no current plans for the use of its water rights. Doyon shall not be required to allow ITH to use any water right where the effect would be to invalidate such right or reduce Doyon's priority vis-a-vis other water rights. If ITH initiates any water rights for use solely in connection with its operations on the Premises, it shall do so in the name of Doyon and at Doyon's request, after termination of this Lease, shall take all actions necessary to vest such rights fully in Doyon to the extent practicable.

6.17 Access by Doyon. At all reasonable times, Doyon and its designated agents shall have the right to inspect all exploration sites, improvements, and facilities of ITH and its Affiliates on the Premises and the Area of Interest and all other improvements and facilities of ITH and its Affiliates, but only to the extent used in connection with extracting, sampling, treating, or transporting Ores and Mineral Products from the Premises or the Area of Interest. ITH shall cooperate, and shall cause its Affiliates to cooperate, in such inspections and make competent personnel available to explain its activities and operations to Doyon. Doyon's exercise of its right to inspection pursuant to this Section shall be subject to the condition that such inspections be conducted by Doyon at its sole risk and expense and in the event any damages result from Doyon's exercise of its right of inspection under this Section, Doyon shall indemnify ITH and ITH's Affiliates therefrom; provided, however, if any injury or damage is caused by the gross negligence or willful misconduct of ITH, then ITH shall be liable therefor. In no event shall entry by Doyon unreasonably interfere with ITH's operations on or off the Premises. Doyon agrees to hold as confidential, in accordance with **SECTION 19** of this Lease, any information relative to ITH's operations within the Premises or the Area of Interest gained by such entry.

6.18 Samples. Doyon shall have the right to take samples from the Premises for analysis provided, however, that such sampling does not unreasonably interfere with ITH's operations. Any information gained from such sampling by Doyon shall be considered as confidential by Doyon within the meaning of **SECTION 19** below and shall be shared with ITH.

6.19 Doyon's Right to Require Acquisition of Land by ITH. If ITH delivers a Feasibility Study recommending that all or part of the Premises be brought into Commercial Production and if such Feasibility Study describes any portion of the Premises as being the recommended site of milling, processing, refining, waste dump, heap leaching or tailings ponds sites, then ITH shall submit a legal description to Doyon of that portion of the Premises to be used for such purposes. Doyon, after reviewing those legal descriptions and the Feasibility Study, shall within 90 days before the date of commencement of construction of any of those facilities on the Premises have the right to put to ITH the requirement that it purchase the fee simple interest from Doyon in the lands included in that legal description plus any of the lands which Doyon believes may also be necessary for the stated purposes. The purchase price of those lands to be paid to Doyon by ITH shall be 125% of the then current fair market value of those lands in an unimproved state as determined by an appraiser jointly approved by both parties. If Doyon so elects to put the acquisition of that land to ITH, then ITH shall be required to forbear the commencement of construction of such facilities and infrastructure until such time as Doyon has delivered a special warranty deed of such property to ITH. Doyon will not unreasonably delay the delivery of the special warranty deed. Notwithstanding the conveyance of that property to ITH, Doyon shall be entitled to receive as a production royalty a production royalty on any Mineral Products mined, produced and served from the Premises so conveyed to ITH equal to the same production it would have received under **SECTION 4.4** if this Mining Lease were still in effect for the lands so conveyed to ITH.

7. CONTRACTING AND HIRING PREFERENCES

7.3 No Violation of Laws. ITH shall comply with **SECTIONS 7.1** and **7.2** only to the extent that such compliance does not violate any federal, state, or local law.

8. RECLAMATION OF EXPLORATION AND MINING SITES

8.1 General. When surface and/or subsurface areas, improvements thereon, related facilities, roads, and waste disposal sites on Premises are in ITH's opinion of no further use to ITH for purposes of this Lease, the areas disturbed or used by ITH shall be promptly reclaimed and restored to their state prior to commencement of ITH's activities to the extent required by this Lease. Reclamation shall be done by ITH, at its sole cost and expense and, at Doyon's option, shall consist of any one or more of the following acts selected by Doyon (the actions selected by Doyon shall be in addition to any reclamation required by law except to the extent that any such requirement selected by Doyon is prohibited by law, in which event the requirements of the applicable laws shall prevail):

(a) all physical structures erected by ITH as fixtures on Premises, including without limitation buildings, pipes, machinery and equipment, shall be removed unless otherwise permitted by Doyon to remain except that building foundations need not be removed along with such physical structures as long as they are otherwise reclaimed in a manner consistent with the obligations of this **SECTION 8.1**;

(b) except as provided in **SECTION 8.3**, all holes, trenches, ditches and pits resulting from ITH's operations shall be filled in and contoured. To the extent said area was suitable for growing timber or crops prior to the activities of ITH, the area shall be reclaimed so as to be suitable for growing timber or crops if and to the extent practicably possible;

(c) all hazardous substances resulting from ITH's operations shall be treated or disposed of in accordance with applicable laws;

(d) all natural stream flows disturbed or altered by ITH's operations shall be restored in accordance with law and required permits;

(e) no depressions created by ITH shall be left where rain and runoff will collect unless specifically authorized by Doyon, including any such areas resulting from subsidence of the surface as a result of underground operations (except as provided in **SECTION 8.3** below);

(f) no piles or mounds of materials resulting from ITH's operations shall be left. All such materials shall be spread around the exploration or mining site and covered with topsoil preserved in the mining process, where available;

(g) the area disturbed by ITH's operations, including any area occupied by flumes or pipelines or transportation facilities, shall be seeded or replanted with trees; provided, however, that shall not be obligated to seed or replant areas which were not suitable for growing such timber prior to the activities of ITH; and

(h) topsoil removed by ITH's operations shall be segregated to the extent reasonably feasible from rock and other waste material at the time of removal so that it may later be spread over the disturbed area.

(i) in performing the reclamation described in this SECTION 8.1, ITH shall spend no less than the bond amount stated in SECTION 8.4(a) on reclamation requirements, and will spend a greater amount if necessary to meet the reclamation requirements of this Lease.

8.2 Reclamation Purpose. The purpose and goal of reclamation shall be to restore the area disturbed by ITH's operations to the extent feasible to its state and character as in existence immediately prior to the commencement of ITH's operations.

8.3 Open Pits. Notwithstanding the foregoing, any pits created in an open-pit or block caving commercial mining operation (i.e., excluding pits created in the removal of bulk samples or other noncommercial mining operations), shafts sunk in underground mining operations, other underground openings, and waste disposal sites created by ITH shall be reclaimed only to the extent and in the manner provided by federal, state and local laws, rules and regulations; provided however, that at a minimum, all such pits, adits, shafts and openings of any kind shall be marked or closed adequately to protect human life, wildlife and livestock.

8.4 Reclamation Bond.

(a) Exploration Activities. Prior to commencement of Exploration activities on Premises, ITH shall obtain for the benefit of Doyon reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws and regulations relating to ITH's operations on Premises. For purposes of the preceding sentence, ITH hereby waives any rights it may have under AS 27.19.050(a). Doyon shall have the right at any time to require verification of the existence and present amount of financial security required by this **SECTION 8.4(a)**. To the extent permitted by law, ITH shall name Doyon as co-beneficiary on any bond or other form of financial security obtained pursuant to this **SECTION 8.4(a)**, or in favor of a federal, state or local governmental agency.

(b) Development and Mining Phase. Prior to commencement of Development activities on the Premises, ITH shall obtain for the benefit of Doyon a reclamation performance bond or other financial security approved by Doyon (which approval shall not unreasonably be withheld, delayed or conditioned), in an amount satisfactory to guarantee interim as well as complete and full reclamation of the Premises (but only to the extent relating to ITH's operations on the Premises) to the standards required under this Lease and under all applicable laws and regulations relating to ITH's operations on the Premises. The initial amount of the bond or other financial security shall be as mutually agreed upon by Doyon and D. Commercial surety bonds issued by bonding companies rated "A+," "A," or "A-" by Best's shall be acceptable bonds hereunder. If any federal, state or local governmental agency requires posting of a reclamation bond or other financial security then ITH shall nevertheless be required to post a bond or other financial security hereunder for the benefit of Doyon, but only in an amount equal to the excess amount required by this Lease over the amount of the bond previously issued in favor of such federal, state or local governmental agency; provided further, however, that the amount of the bond or other financial security in favor of Doyon shall be reduced by an amount equal to the amount in the fund established under **SECTION 6.4.** Doyon shall have the right any time to require verification of the amount of the bond or other financial security required by this subsection. Such bond or other financial security shall be established in such a manner that (1) it cannot be canceled, liquidated or otherwise terminated or reduced in whole or part without Doyon's written permission, which shall not be unreasonably

withheld, and (2) Doyon shall either be able to obtain a valid security interest (solely for ensuring proper reclamation) in the bond or other financial security or, in the opinion of Doyon's legal counsel, the bond or other financial security shall not be subject to the claims of ITH's creditors in a bankruptcy proceeding.

8.5 Discovered Water. If ITH drills any holes (other than blast holes) or wells on Premises and discovers water therein, ITH shall allow Doyon a reasonable period of time to plug said well and set casing therein at Doyon's expense so as to utilize said well as a water well; provided, however, Doyon's rights under this **SECTION 8.4** shall be subject to any need of ITH to utilize any such well as a source of water in its operations and subject to any applicable regulatory requirements.

9. TITLE TO DOYON LANDS

Doyon warrants and represents that it owns the Premises, free and clear of any third party rights except for Permitted Exceptions and any other third party rights allowed under the terms of the Option Agreement. Doyon warrants and represents that the Premises are free and clear of any third party rights arising by, through or under Doyon, that Doyon has the capacity and has been duly authorized to enter into this Lease, and Doyon will not breach any other agreement or arrangement by entering into this Lease.

10. REPRESENTATIONS CONCERNING CONDITION OF LAND

Doyon represents and warrants to ITH that Doyon, to the best of its knowledge and recollection without undertaking any specific inquiries or investigations or review, is unaware of any existing pollution or hazardous conditions on the Premises. Doyon represents and warrants to ITH that Doyon has not caused any pollution or hazardous conditions to exist on the Premises.

11. LIENS AND ENCUMBRANCES

11.1 Doyon's Liens and Encumbrances. Doyon shall not, during the term hereof, as a result of any act or inaction by Doyon, suffer or incur any claim, lien or encumbrance against the Premises which would materially interfere with ITH's activities or rights under this Lease.

11.2 ITH's Liens and Encumbrances. Except with respect to its leasehold interest under any Mining Lease, its rights to Minerals, Ores, and Mineral Products produced pursuant thereto, and its improvements in a Designated Area subject to any Mining Lease, ITH shall not permit or allow the assertion by any person of any claim, lien, or encumbrance of any nature whatsoever arising out of or resulting directly or indirectly from its activities on the Premises, including but not limited to ITH's interest in the Minerals, Ores, and Mineral Products located therein and any improvements thereto. If any such claim, lien, or encumbrance is asserted by any third person, ITH shall promptly discharge the same unless ITH in good faith contests any such claim, lien, or encumbrance in which event, upon the request of Doyon, ITH will provide Doyon with a bond or other reasonable assurance of payment acceptable to Doyon in an amount adequate to protect Doyon from the claim, lien, or encumbrance and all costs associated therewith, including without limitation penalties and attorneys' fees.

12. TERMINATION

12.1 Termination by Doyon.

(a) In the event of any material default by ITH in the performance of its obligations hereunder, Doyon shall give ITH written notice to cure the default.

(i) If said default is the failure to pay Doyon any amount due hereunder and if (A) said default is not cured within ten (10) business days of said notice, or (B) ITH does not give notice to Doyon, within ten (10) business days of Doyon's notice, that ITH disagrees with Doyon that there has been a default and also call for arbitration as provided in **SECTION 22.3**, then Doyon may terminate this Lease by delivering a written notice of such termination to ITH. In the event of an arbitration decision determining that ITH has defaulted in its monetary obligation under this Lease, then ITH shall have ten days from receipt by ITH of the arbitration decision to cure the default.

(ii) In case of any other default by ITH, ITH shall notify Doyon within thirty (30) days of said notice whether ITH will cure said default or whether ITH disagrees with Doyon that there has been a default, in which event, ITH shall call for arbitration as provided in **SECTION 22.3**. If ITH shall fail to respond to Doyon within said thirty (30) day period, then Doyon may terminate this Lease by delivering written notice of such termination to ITH. In the event of an arbitration decision determining that ITH has defaulted in any non-monetary obligations under this Lease, then ITH shall have thirty days from receipt by ITH of the arbitration decision to cure the default.

(b) As to defaults under (a)(ii) of this **SECTION 12.1**, if ITH has indicated within said thirty (30) day period that it will cure the default specified in Doyon's original notice, and ITH commences said cure within the said thirty (30) day period and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Lease shall continue so long as ITH is expeditiously attempting to cure the default and thereafter if the default is so cured. In the event of an arbitration decision determining that ITH has defaulted in any non-monetary obligations under this Lease, and ITH commences to cure the default within thirty days from receipt by ITH of the arbitration decision and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Lease shall continue so long as ITH is expeditiously attempting to cure the default and thereafter if the default is so cured.

12.2 Termination by ITH and Survival of Obligations.

(a) ITH shall have the right to terminate this Lease in whole or in part at any time by delivering a written notice to Doyon, which termination shall take effect upon any future date set forth in the notice, according to the terms of this Lease, or, if no date is specified, upon the date of delivery of the notice. ITH shall deliver to Doyon such document or documents, duly executed in recordable form, as Doyon shall request to evidence termination of this Lease in whole or in part.

(b) Upon such termination of this Lease by ITH, all right, title and interest of ITH under this Lease to the affected portions of the Premises specified in said notice shall terminate and ITH

shall not be required, with respect to said lands, to perform any further obligations hereunder except payments or obligations which have accrued under the express provisions of this Lease, and which have not been paid or performed or are due upon termination of this Lease, including but not limited to all reclamation obligations set forth in this Lease. The notice of termination specified herein shall include a statement setting forth all actions required to be taken by ITH with respect to the lands to be deleted from the terms of this Lease as are necessary to place such area in compliance with all terms of this Lease, including but not limited to reclamation provisions contained in this Lease.

12.3 Removal of Equipment and Facilities. Upon any termination of this Lease, whether by expiration of the term hereof or by act of either party, unless requested otherwise by Doyon, or unless permitted by Doyon or by the terms of this Lease, or except to the extent that ITH has continuing reclamation obligations under this Lease or any applicable law, ITH shall, within one (1) year from and after the effective date of termination, remove from the lands as to which this Lease was terminated all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon. ITH shall otherwise comply with all provisions of this Lease, including without limitation, those relating to reclamation.

12.4 Survival. In addition to the provisions of **Section 12.2(b)**, upon expiration or termination of this Lease by either party, the following provisions shall survive: **6.8(a), 6.8(b), 8, 14,** and **19**.

12.5 Quitclaim Upon Termination. Upon termination of this Lease and/or the relinquishment of any lands or interests thereunder, ITH shall provide to Doyon a quitclaim deed for such relinquished lands or interests.

13. ASSIGNMENT AND SUBLEASE

Either party may transfer an interest in this Lease or the Lease Area or any interest that is acquired hereunder or is subject hereto to an Affiliate of that party. ITH shall not transfer, assign, or sublet any of its interest in, or control of, this Lease or the Lease Area or any interest that is acquired hereunder or is subject hereto to any other person, partnership, limited liability company, joint venture, corporation, or other form of enterprise without the prior written consent of Doyon, which consent shall not be unreasonably withheld, delayed or conditioned; provided that Doyon may condition its approval by requiring that the proposed assignee be knowledgeable and experienced in the Alaskan mining industry and have the financial wherewithal to fulfill the obligations of ITH hereunder. Doyon may freely transfer assign, sublet any or all of its interest in this Lease, the Lease Area or in its election rights pursuant to **Section 5**. No assignment by either party shall be valid and enforceable unless the assignee agrees in writing to assume the obligations of the assignor. ITH shall not mortgage, pledge, or otherwise encumber its interest in this Lease or in the Lease Area or any interest that is acquired hereunder or is subject hereto without specific reference to the fact that such mortgage, pledge, security interest, or other instrument shall be subject to all terms and provisions of this Lease including specifically without limitation, Doyon's royalty and working interest election rights under **Section 4** and **5** and the contracting and hiring preferences set forth in **Section 7**. Doyon shall have the right to require ITH to disclose to Doyon all terms and conditions of any proposed transfer or assignment by ITH. Any consent granted by

and rights accruing to Doyon pursuant to this SECTION shall not affect the other obligations of ITH under this Agreement.

14. ACQUISITIONS WITHIN AREA OF INTEREST

(a) With respect to any property selected by or conveyed to Doyon within the Area of Interest, Doyon shall be free to commit such property to agreements with third parties but only after first offering to ITH to include hereunder, as part of the Premises, the property proposed to be committed to such an agreement. ITH shall have sixty (60) days after receiving such offer in which to accept such offer. Doyon shall have an additional one hundred eighty (180) days to commit such property to such an agreement before again having to offer such property to ITH hereunder.

(b) If Doyon now owns or hereafter acquires, during the term of this Lease, any Third Party Property within the Area of Interest, Doyon shall promptly give notice thereof to ITH and the property shall become part of the Premises subject to this Agreement

(c) If ITH or any Affiliate of ITH acquires any interest in real property, including a Third Party Property, within the Area of Interest, including any federal or state mineral interests acquired by the location of unpatented federal or state mining claims, and if such real property interest is acquired **(a)** at any time during the term of this Lease or **(b)** within two (2) years after the date of termination of this Lease, Doyon shall be entitled to receive a Royalty in the amount calculated as being equal to one-half of the production royalty payable to Doyon under **SECTION 4** with respect to such acquired real property interest within the Area of Interest in the form of Exhibit C, Conveyance of Overriding Royalty attached to the Option Agreement.

(d) ITH shall cause its Affiliates to be bound to the provisions of this **SECTION 14** by written agreement and such agreement shall specify' that Doyon is an intended third party beneficiary with the right to independently enforce the provisions of this **SECTION 14** against the Affiliate. If any Affiliate of ITH ceases to be an Affiliate of ITH, the time periods listed in **SECTION 14(a)** shall begin to run at the time such Affiliate ceases to be an Affiliate of ITH.

(e) This SECTION shall survive the termination or expiration of this Agreement.

15. FORCE MAJEURE

15.1 Non-Default for Force Majeure. ITH shall not be deemed to be in default, or to have ceased performance of operations hereunder or to have ceased production, during any period in which performance or operations are materially prevented by any event of Force Majeure; provided, however, ITH shall not be excused from making any monetary payments required hereunder by reason of Force Majeure. All periods of Force Majeure shall be deemed to begin at the time ITH stops performance or operations hereunder by reason of any event of Force Majeure, and to end when the event of Force Majeure is terminated or ITH otherwise is able to resume the activities prevented by the event of Force Majeure. ITH shall notify Doyon of the beginning and ending date of each such period as soon as possible thereafter.

15.2 Extension of Term. If at the time of the expiration of the Initial Term of this Lease, or any extension thereof, there exists an event of Force Majeure, then the Initial Term of this Lease will be further extended for such period of time as the event of Force Majeure remains in effect,

provided, however, that all such further extensions will not exceed three years in the aggregate, unless mutually agreed by the parties hereto. Doyon shall have the right to terminate this Lease if performance hereunder is prevented by reason of Force Majeure for more than three years; provided that the maximum period for purposes of calculating continuity of Commercial Production shall be as provided in the definition of that term.

16. SALE OF MINERALS TO AFFILIATES

If Mineral Products are sold to, treated, or otherwise processed or refined by any Affiliate of ITH, or if ITH shall enter into any other contract relating to the Premises with an Affiliate of ITH, then prior to execution of any such agreement ITH shall provide to Doyon an affidavit executed by ITH, attaching the final negotiated version of such agreement or arrangement and stating that the terms thereof are the result of arm's length negotiations or are equivalent thereto. Doyon shall be free to challenge any such sale and affidavit if such challenge is made within sixty (60) days following its receipt of such affidavit. Each time any of the terms of any such an agreement with any Affiliate of ITH are amended or modified after such affidavit has been submitted to Doyon, ITH shall submit to Doyon another such affidavit attaching such amended or modified agreement, and Doyon shall have an additional sixty (60) days to challenge such agreement or arrangement.

17. STATUS OF PARTIES

Except to the extent set forth in any joint venture agreement executed pursuant to a working interest election under this Lease, the parties hereto are not partners, mining partners, an unincorporated association, or joint venturers.

18. INFORMATION AND REPORTS

18.1 Information.

(a) Doyon will make available for ITH's inspection and copying at ITH's expense all information which it has available as to the Premises and Area of Interest including but not limited to information regarding archaeological and cultural resources on such lands and any data obtained from mineral exploration on such lands, provided, however, Doyon makes no representations or warranties concerning such information and shall not be liable to ITH or third parties for the accuracy or completeness of any information made available to ITH. Doyon represents and warrants to ITH that (a) neither Doyon nor its Affiliates is a party to any other contract or agreement providing for the mineral exploration of the Premises and Area of Interest and (b) the provision of information to ITH under this **SECTION** is not restricted in any way by contractual obligations of Doyon or its Affiliates. ITH shall indemnify and hold Doyon harmless from any such liability or responsibility alleged by ITH or third parties who obtain such information from or through ITH. ITH shall treat all such information as confidential in accordance with **SECTION 19** of this Agreement.

(b) All information received by Doyon during the term of this Lease shall be considered and treated as confidential by Doyon in accordance with **SECTION 19** of this Agreement. Doyon and ITH recognize the high risks and uncertainties involved in the interpretation of any information provided by ITH under this **SECTION**. ITH's interpretation or analysis of any Information shall be

made in good faith and based on its expertise, provided however that ITH makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless ITH knowingly makes misrepresentations.

(c) Technical materials generated and samples collected during the term of this Lease with respect to any particular lands, or copies of such materials and representative splits of samples, will be provided to Doyon at the termination of the Lease as to said lands. Such materials and samples will be thoroughly labeled, indexed, and preserved, in accordance with reasonable mining industry standards, throughout the term of this Lease. Exceptions to this requirement, such as for water and vegetation samples and samples regularly taken and discarded during Commercial Production in accordance with reasonable mining industry practices, will be made by Doyon as reasonably requested by ITH. Doyon shall have the right to inspect all samples, drill stem cuttings, and drill core taken by, provided that Doyon shall pay any costs associated with Doyon's inspection, including, but not limited to the costs of travel to the site of sample storage. At Doyon's request, ITH shall furnish to Doyon's representative splits of all such samples, cuttings and cores, provided that Doyon shall pay the costs associated with providing the same to Doyon, and provided further that ITH shall not be required to take duplicate samples or provide splits when it desires to employ any form of testing that requires all of the sample material and that will destroy the sample.

(d) ITH shall advise Doyon of any material environmental compliance problems connected with ITH's operations. ITH may change or alter its plans at any time but shall notify Doyon thereof. In addition, from time to time as ITH notifies Doyon of planned surface use by ITH which will require exclusive use of an area by ITH, Doyon shall not thereafter use or grant any interest in the affected area to a third party except as may be consistent with ITH's planned use.

18.2 Reports. ITH shall deliver to Doyon:

(a) three (3) copies of a report, on or before February 1 of each year, detailing the results and analyses of all work done or anticipated to be done on the Premises, Minerals found, and all other relevant information reasonably requested by Doyon (both interpretive and noninterpretive) and including raw data and information regarding any environmental liabilities connected with the Premises, or operations on the Premises;

(b) copies of all reports prepared by ITH regarding its operations on the Premises, including without limitation copies of all reports concerning environmental compliance and reclamation, including all information submitted to government agencies, all notices of violation or related to environmental compliance from government agencies, all reports relating to exploration (including drilling and Condemnation Drilling), prefeasibility study, feasibility study, development and mine operations, and all calculations, data, summaries and reports regarding the calculation of Doyen's royalty.

18.3 Meetings. ITH shall meet with Doyon not less than twice a year, such as in February or March and in October or November, to advise Doyon of ITH's progress in accomplishing its planned activities, including but not limited to reclamation and environmental protection activities.

19. CONFIDENTIALITY

19.1 General. Except as otherwise provided in or pursuant to this **SECTION 19**, all information obtained pursuant to or in connection with this Lease shall be the exclusive property of Doyon and ITH severally. Except as otherwise provided in or pursuant to this **SECTION 19**, all information obtained pursuant to or in connection with this Lease shall be held confidential by Doyon and ITH. Except for information disclosed pursuant to **SECTION 19.2(b)(3), SECTION 19.2(b)(4), SECTION 19.2(b)(5), SECTION 19.3(b)(3), SECTION 19.3(b)(4)** OR **SECTION 19.3(b)(5)**, all information obtained pursuant to or in connection with this Lease (including but not limited to all annual reports prepared hereunder) shall recite on the first page thereof the following paragraph, set off in such manner as will call attention to the confidential nature of the contents thereof:

NOTICE OF DUTY TO MAINTAIN CONFIDENTIALITY

> The information contained herein is or may be the *exclusive property* of Doyon, Limited or International Tower Hill Mines Ltd. Disclosure of such information is permitted only under certain circumstances set out in SECTION 19 of that certain Mining Lease by and between Doyon, Limited and International Tower Hill Mines Ltd. dated as of _______________ ("Lease") and then only after the party receiving such information has agreed in writing to hold such information confidential and not to disclose it to others. Any person receiving this information is hereby placed on notice of such provisions and of the duties and obligations pertaining to such information.

19.2 Disclosures during term of Lease.

(a) Except as otherwise provided in or pursuant to this **SECTION 19.2**, during the term of this Lease all information obtained pursuant to or in connection with this Lease shall not be disclosed by Doyon or ITH to any third party or to the public without the prior written consent of the non-disclosing party.

(b) The consent required by this **SECTION 19.2** shall not apply to a disclosure-

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party to whom the disclosing party contemplates a sale, grant, assignment, encumbrance, pledge, or other commitment or disposition of all or any part of its interest in, to, or under this Lease, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in ITH or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or the rules of any stock exchange.

In any case to which this **SECTION 19.2(b)** is applicable, the disclosing party shall give notice to the other party of the contents of such disclosure at least five days prior to the making of such disclosure, unless the disclosing party believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 19.2(b)(1)** or **SECTION 19.2(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 19**.

19.3 Disclosures after expiration or termination of Lease.

(a) Except as otherwise provided in or pursuant to this **SECTION 19.3**, after the expiration or termination of this Lease in full or as to any particular property (1) Doyon shall be free to disclose any or all information obtained pursuant to or in connection with this Lease to any third party or to the public without the consent of ITH but (2) ITH shall not disclose any information obtained pursuant to or in connection with this Lease to any third party or to the public without the prior written consent of Doyon.

(b) The consent of Doyon required by this **SECTION 19.3** shall not apply to a disclosure by ITH.

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party with whom ITH contemplates entering into an agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in ITH or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this **SECTION 19.3(b)** is applicable, ITH shall give notice to Doyon of the contents of such disclosure at least five days prior to the making of such disclosure, unless ITH believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any

stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 19.3(b)(1)** or **SECTION 19.3(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 19**.

(c) **SECTION 19.3** shall not apply to a disclosure by ITH of any information pertaining to any property that never was or that ceases to be property selected by or conveyed to Doyon pursuant to ANCSA, effective upon the later of the following to occur:

(1) Two years after termination of this Lease

(2) the date upon which such property ceases to be property selected by or conveyed to Doyon pursuant to ANCSA.

19.4 Exceptions To Consent Requirements. The limitations and restrictions imposed by this **SECTION 19** shall not apply to disclosures of information that the disclosing party can establish was owned by the disclosing person prior to the execution of this Lease or information that the disclosing party can establish is in the public domain other than as a result of a disclosure in violation of any provision of this **SECTION 19**.

19.5 Use of Doyon Logo. No use of Doyon logo shall be made by ITH or any Affiliate of ITH without the written permission of Doyon. Nothing herein shall prevent ITH or Affiliates of ITH, in any written or oral communications, from referring to Doyon by name when describing this Lease or activities undertaken pursuant to this Lease, from describing any Premises using the same or a similar term, from describing activities undertaken pursuant to this Lease as "Doyon West Tanana Project", etc.

20. [PURPOSELY LEFT BLANK]

22. GENERAL PROVISIONS

22.1 Notice. Any notices required or which may be given under this Lease shall be sent to the other party at the following addresses by overnight courier (such as FedEx, UPS, or DHL) or by facsimile:

To ITH :	International Tower Hill Mines Ltd. 507 – 837 Hastings St. W. Vancouver, British Columbia CANADA V6C 3N6 Attn: President Phone: 604-685-1017 Fax: 604-685-5777
with a copy to:	Lawrence W. Talbot Lawrence W. Talbot Law Corporation c/o Suite 1901 – 1177 West Hastings Street Vancouver, British Columbia CANADA V6E 2K3 Phone: 604-683-3396 Fax: 604-408-7499
To Doyon:	Doyon, Limited 1 Doyon Place, Suite 300 Fairbanks, Alaska 99701 Attn: Vice President, Lands and Natural Resources Phone: (907) 459-2000 Fax: (907) 459-2062
with a copy to:	General Counsel Doyon, Limited 1 Doyon Place, Suite 300 Fairbanks, Alaska 99701 Phone: (907) 459-2000 Fax: (907) 459-2062

Changes of address shall be made by giving notice thereof to the other party as allowed by this **SECTION 22**.

Any notice so given shall be deemed to have been received by the other party if sent by private courier service, or other electronic means, on the date of delivery stamped upon the receipt or other form of electronic transmission confirmation.

22.2 Governing Law. This Lease shall be governed and interpreted in accordance with the laws of the state of Alaska.

22.3 Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to this Lease, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the American Arbitration Associations Commercial Arbitration Rules then in effect (the "AAA Rules"), only to the extent not inconsistent with the other provisions of this **SECTION**. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq. (the "Act"), and the laws of the State of Alaska shall be applied by the arbitrators in resolving the substantive

issues raised by such dispute, controversy or claim. All proceedings in any such arbitration shall be held in Fairbanks or Anchorage, Alaska, as mutually agreed between the parties. Judgment upon the award rendered by the arbitrators may be entered, and such judgment enforced, in any court having jurisdiction thereof. Any dispute regarding whether any issue arising under this Lease or in connection with the transactions contemplated herein is subject to arbitration under this **SECTION** shall be resolved by arbitration in the manner described in this **SECTION**.

(b) The party desiring arbitration shall give written notice to that effect to the other party and the parties shall attempt to agree on the appointment of a single arbitrator. If the parties have not so agreed within seven (7) days after service of such notice, each party shall notify, the other party in writing of the name and address of the person designated to act as arbitrator on its behalf within seven days of such failure to agree. If either party fails to notify the other party of the appointment of its arbitrator within the time specified above, then the appointment of such party's arbitrator shall be made by the American Arbitration Association. If two arbitrators are designated or appointed, the two arbitrators shall together appoint a third arbitrator. If the two arbitrators are unable to agree upon the appointment of a third arbitrator within five days after both have been designated as appointed, the third arbitrator shall be selected by the American Arbitration Association. If an arbitrator fails, refuses or is unable to act, a new arbitrator shall be appointed as provided in the AAA Rules. Each arbitrator designated or appointed hereunder shall be impartial and competent and shall have recognized expertise in the subject matter of the arbitration such expertise to be with respect to such matters arising in Alaska where relevant.

(c) The parties shall utilize the discovery provisions of the Federal Rules of Civil Procedure for the Federal District of Alaska then in effect in all arbitrations hereunder; provided, however, that the time periods provided in such rules may be shortened in the discretion of the arbitrator or arbitrators so that all discovery is completed not later than one (1) week prior to the hearing. The arbitrator or arbitrators shall commence their hearing within three months after the appointment of the last arbitrator. Not later than one week prior to the hearing date, each party shall serve on each arbitrator and on the opposing party such party's statement of facts, issues and list of witnesses and exhibits, which exhibits shall be made available for inspection and copying at the location of the arbitration proceedings by the opposing party at all reasonable hours after 9 a.m., local time on the day following the date of the service of such list. The arbitrator or arbitrators shall deliver their decision and award within one month after completion of the hearing and shall give prompt notice of their decision to each party accompanied by findings of fact and conclusions of law. Except as otherwise provided in the Act, any decision and award of a sole arbitrator or in which two arbitrators concur shall in all cases be final, binding and conclusive upon the parties and the parties agree to abide by the award. The time periods provided in this paragraph (c) may be shortened if, in the discretion of the arbitrator or arbitrators, the subject matter of the dispute, controversy or claim so justifies.

(d) The fees and expenses of the arbitrator appointed by or on behalf of one party shall be borne by such party. The fees and expenses of any sole arbitrator or of any third arbitrator and all other costs of the arbitration proceedings, including but not limited to costs of a transcript of all or any portion of such proceedings, shall be borne by both parties equally, unless the arbitrator or arbitrators otherwise decide.

22.4 Entire Agreement. This Lease, together with any and all recitals, and attached Schedules and Exhibits, represents the entire agreement between the parties and there are no other representations, warranties or other conditions between the parties except as provided for in writing in this Lease.

22.5 Binding Effect. This Lease shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

22.6 Amendments and Waiver. This Lease may be modified or amended only by an agreement signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future.

22.7 Execution in Counterparts and by Facsimile. This Lease and the documents to be executed and delivered upon execution of this Lease may be executed in counterparts, and delivery thereof may be accomplished by transmitting an executed signature page to the other party by facsimile; provided that promptly after such delivery, originals of this agreement and all such documents, executed by all parties thereto, shall be executed, acknowledged where appropriate and shall be delivered to counsel for the respective parties.

22.8 Headings. The paragraph headings in this Lease are inserted for convenience only and shall not be considered a part of this Lease or used in its interpretation.

22.9 Time of Essence. Time shall be of the essence of this Lease.

22.10 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Lease. The parties further agree, for themselves and their respective successors and assigns, to cause their respective Affiliates, and the Affiliates of their respective successors and assigns, to take all actions and execute all additional documents as are reasonably necessary or appropriate to effectuate the purpose and intent of this Lease.

22.11 Currency and Consumer Price Index Adjustment. All monetary amounts specified in this Lease are denominated in United States Dollars. Stated dollar amounts in this Form of Mining Lease shall be adjusted on the Effective Date of the Lease for increases or decreases in the Consumer Price Index - Urban, Anchorage, Alaska, since January 2004.

22.12 Rule Against Perpetuities. No interest created pursuant to this Lease may vest beyond the time authorized by Alaska Statutes § 34.27.050 - 34.27.090, the Uniform Statutory Rule Against Perpetuities.

22.13 Recording Memorandum. Upon execution of this Lease, the parties shall agree upon the text of and execute a memorandum pf this Lease in order to place on record Doyon's and ITH's rights and interests in the Premises hereunder. The memorandum shall contain or describe those terms and provisions of this Lease which each party deems necessary in order to give constructive notice of its rights and interests in the Premises under this Lease and to comply with the applicable

recording laws of the State of Alaska. All statutory recording fees for recording the memorandum shall be paid by ITH.

IN WITNESS WHEREOF, the above parties have caused this Lease to be properly executed, all as of the day and year first above written.

DOYON, LIMITED

By:______________________________
President and Chief Executive Officer

INTERNATIONAL TOWER HILL MINES LTD.

By:______________________________
President and Chief Executive Officer


SCHEDULE A
West Tanana
Alluvial Placer
Gold Occurrences
Map Scale 1:150,000
0 0.45 0.9 1.8 2.7
R. 26 W.
R. 25 W.
R. 24 W.
T. 1 S.
T. 2 S.
T. 3 S.
T. 6 N.
T. 5 N.
T. 4 N.
R. 27 E.
R. 28 E.
Switchback Mtn
Legend
Area of Interest
Doyon Lands In Agreement
Remainder Of Block Not In Agreement
Alluvial Gold Resource

SCHEDULE "A"

ALLUVIAL PLACER MINING GUIDELINES

DOYON, LIMITED ALLUVIAL PLACER GOLD PROGRAM:

The goal of Doyon, Limited's Alluvial Placer Gold Program is to generate revenue to Doyon, Limited by encouraging the exploration and responsible development of alluvial placer gold deposits within Doyon lands, by third parties. The program focuses upon family type operations and emphasizes a shareholder preference.

For alluvial placer gold exploration, development and production within Doyon, Limited lands normally two agreements are required:

A. An Alluvial Placer Exploration License to advance a property from discovery through reserve delineation drilling; and

B. An Alluvial Placer Mining Lease is necessary for development and production activities associated with both recreational and conventional mining.

Prospecting, exploration for and production of alluvial placer gold deposits on Doyon lands cannot take place without first obtaining one of these agreements. The following guidelines for each agreement have been developed to assist interested parties. For further information please contact:

Doyon, Limited
Attn.: Land and Natural Resources Department
1 Doyon Place, Suite 300
Fairbanks, Alaska 99701 Telephone: (907) 459-2030
Fax: (907) 459-2062

GENERAL:

1. Parties interested in conducting alluvial placer gold exploration and/or mining activities within Doyon lands must submit in writing a formal request for consideration. The request shall include:
   - A). A description of the activity to be conducted.
   - B). Personal background - placer gold exploration and mining experience.
   - C). Three maps showing property of interest. (boundaries shall be drawn running north-south and east-west)
     - Map 1; a 1 : 250,000 scale U.S.G.S. map showing the general location of the property.
     - Map 2; a 1 : 63,360 scale U.S.G.S. map showing the specific drainage basin, access, sampling sites and existing federal claims, if any.
     - Map 3; a hand drawn map at a scale of 4 inches = 1 mile showing sampling sites, camp, fuel storage and access.

2. A separate agreement is required for each property and the applicant is responsible for determining the existence of conflicting ownership rights.

3. For some lands where Doyon owns only the mineral estate permission from the surface estate owner is required before operations can begin.

4. No person shall be qualified to obtain an exploration license or mining lease on Doyon Lands unless that person has reached the age of majority and is a citizen of the United States. A corporation or other legal business entity must be qualified to do business in the State of Alaska in order to be qualified to obtain an exploration license or lease.

ALLUVIAL PLACER EXPLORATION LICENSE:

Activity: Geological and engineering activities necessary to demonstrate that a valuable alluvial placer gold mineral resource exists. May include panning, suction dredging, drilling and mechanical test pitting and trenching if sampling designed to representatively test the deposit. Surface disturbance is restricted to no more than 0.25 acres at any one location and a cumulative total of no more than 5 acres within the entire licensed area. Permanent residence and structures are not allowed. Under a license, unless authorized by an approved Reclamation Plan, licensee may not: (i) use bulldozers or backhoes to dig test pits or dredge except in areas of previous mining; (ii) use drills or augers capable of penetrating greater than 25 feet; (iii) use suction dredges; or (iv) construct creek diversions.

Term: Up to 3 years. Convertible to Mining Lease after year 2.

Area: Minimum 640 acres contiguous.

Cost & Required Expenditures:

Year	Minimum Rental $/acre	Minimum Required Expenditures $/acre (spend or pay Doyon)
1	1.00	6.00
2	1.50	6.00
3	2.50	10.00

Access: Any form not requiring the construction of roads and/or airstrips. Minimize undue destruction of existing vegetation along route.

Plans: A written exploration plan is required for the entire area under the License. This plan will be an exhibit to the License agreement. Any proposed changes to the plan must be submitted in writing, for Doyon's

approval, 45 days prior to start of field work.

Reports: An annual report describing the work completed and summarizing the test results must be submitted prior to December 1st for each year the License is in effect. The report shall contain a map scaled at 1" = 50' showing the work completed and referenced to the test results. An expenditure report and log will be part of appendix.

Permits: & Laws Compliance with all State of Alaska and Federal statutes and regulations is required. Doyon will receive copies of all permits and related correspondence prior to the start of field work.

Reclamation: Reclamation shall be in accordance with Doyon, Limited's guidelines which shall be part of the exploration license. A reclamation bond may be required by Doyon. The State of Alaska's Reclamation Bonding Pool may be acceptable; however, because of the limited amount of acreage which may be disturbed under a License, it is very likely the State Bonding Pool program may not be available to the licensee and therefore alternative bonding arrangements may be required.

Minerals: The License will grant a right to explore for alluvial placer gold deposits. All minerals produced under the Exploration License shall be the property of Doyon.

Conversion: The licensee upon discovery of delineated commercially viable deposits of alluvial placer gold shall have the option to apply to Doyon for consideration by Doyon to convert the License to a Mining Lease. Doyon shall be under no obligation to convert a License to a Mining Lease. The licensee shall be required to pay Doyon a processing fee of $500 to process licensee's application for conversion.

ALLUVIAL PLACER MINING LEASE:

Activity: All reasonable and lawful activities relevant to the extraction of alluvial placer gold and associated alluvial placer minerals using those gravity separation methods accepted within the industry. Types of mining which may be allowed include:

Recreational Placer Mining which includes the processing of placer pay materials by hand or with suction dredges having intakes up to 5 inches. Suction dredging with intakes greater than 5 inches are not allowed on Doyon lands.

Conventional Placer Mining which includes mining by traditional gravity separation placer mining methods. Crushing material prior to gravity separation isn't allowed.

Term: Recreational Placer Mining - One (1) season permit. May be renewed an

additional season at Doyon's sole discretion.
Conventional Placer Mining - Doyon may allow a term up to ten (10) years with an option to extend the Lease for an additional 2 years, as long as property is in production. In most cases the term will be much shorter, for instance, not more than two years with short extension options. "Production" is defined as the processing of alluvial placer pay material for at least seventy-five (75) days in any one year. Stripping of overburden does not qualify as production.

Area: Minimum of 25 acres.

Royalty: Recreational Placer Mining - the greater of $1,000.00 per year or 15 percent (15%) of gross gold produced.
Conventional Placer Mining - scaled royalty (10 to 15%) based upon annual gold production and COMEX gold price averaged over the mining season (June through September).

Royalty (%)	Gold Production (Troy Ounces)	Average COMEX Price ($/Troy Ounce)
10	first 1,000	≤ $450.00
12	next 500	≤ $450.00
12	first 1,500	> $450.00 to ≤ $550.00
15	over 1,500	≤ $550.00
15	All Gold	> $550.00

Other royalty arrangements that may also be considered include:
20 % of net profits; and,
$0.50 per cubic yard mined.

Annual Minimum Royalty: Annual Minimum Royalty will be set by Doyon in an amount not to exceed $100 per acre per year.

Access: Reasonable access to property including the construction of roads and/or airstrips, with Doyon's approval. To the extent the surface estate is owned by third parties, Lessee shall obtain surface access rights from that third party before beginning operations under the Lease. Year round residency within the Lease Area is not allowed.

Assignability: Assignable only with Doyon's written approval.

Plans: A written Mining Plan is required for the entire Lease area. This plan will be incorporated into the Mining Lease as an exhibit. An annual Operations Plan for the area to be mined in any given year is also required. This plan must be submitted to Doyon 90 days prior to start of yearly production. Mining cannot proceed without Doyon's approval.

Reports: Lessee will provide Doyon with an annual report prior to December 15th

of each year the Lease is in effect. The report shall summarize all activities associated with mining. Detailed records of expenses, gold sales and assays and the following operating parameters shall be submitted as appendices to the report.

- Annual Mining Permits and correspondence
- Total acres disturbed by mining and related activities
- Total acres reclaimed
- Volume of overburden stripped
- Volume of cubic yards processed
- Daily log of activity associated with mining operation

Inspection: Doyon has the right to inspect the operation and audit financial records.

Notice: Clean-ups of the processing plant may not occur without the attendance of a Doyon representative. Lessee shall provide Doyon with 3 days' notice prior to clean-ups and Doyon will make its best effort to have a representative on site at the scheduled time.

Permits: & Laws: Compliance with all State and Federal statutes and regulations for placer mining is required. Lessee shall provide Doyon with copies of all permits and related correspondence. Permits for water rights will be issued in Doyon name.

Reclamation: Reclamation shall be in accordance with Doyon, Limited's reclamation guidelines which shall be made part of the lease. A reclamation bond is required. State of Alaska Reclamation Bonding Pool may be used, if applicable. Lessee shall maintain less than 5 acres of disturbed land within the Lease Area per year unless permission to exceed 5 acres has been granted by Doyon.

Minerals: All gold and associated alluvial minerals are the property of Doyon until royalties are paid.

Participation Right: Doyon reserves the right at the time of a conversion of an Exploration License to a Mining Lease, or if no Exploration License exists, at the time a Mining Lease is issued, to elect to participate in mining operations by securing an appropriate interest (15 to 30%) in the mining operation. Doyon's election shall be made by it on a project-by-project basis.

Effective April 1, 1998

RECLAMATION AND BONDING GUIDELINES FOR PLACER EXPLORATION AND MINING SITES

1. General. When surface and/or subsurface areas, improvements thereon, related facilities, roads, and waste disposal sites on Property are in Lessee's opinion of no further use to Lessee for purposes of this Lease, the areas disturbed or used by Lessee shall be promptly reclaimed and restored to their state prior to commencement of Lessee's activities to the extent required by this Lease. Reclamation shall be done by Lessee, at its sole cost and expense and, at Doyon's option, shall consist of any one or more of the following acts selected by Doyon (the actions selected by Doyon shall be in addition to any reclamation required by law except to the extent that any such requirement selected by Doyon is prohibited by law, in which event the requirements of the applicable laws shall prevail):

(a) all physical structures erected by Lessee as fixtures on the Property, including without limitation buildings, pipes, machinery and equipment, shall be removed unless otherwise permitted by Doyon to remain except that building foundations need not be removed along with such physical structures as long as they are otherwise reclaimed in a manner consistent with the obligations of these guidelines;

(b) except as provided in paragraph 3 of these guidelines, all holes, trenches, ditches and pits resulting from Lessee's operations shall be filled in and contoured. To the extent said area was suitable for growing timber or crops prior to the activities of Lessee, the area shall be reclaimed so as to be suitable for growing timber or crops if and to the extent practicably possible;

(c) all hazardous substances resulting from Lessee's operations shall be treated or disposed of in accordance with applicable law;

(d) all natural stream flows disturbed or altered by Lessee's operations shall be restored in accordance with law and required permits;

(e) no depressions created by Lessee shall be left where rain and runoff will collect unless specifically authorized by Doyon, including any such areas resulting from subsidence of the surface as a result of underground operations (except as provided in paragraph 3 below);

(f) no piles or mounds of materials resulting from Lessee's operations shall be left. All such materials shall be spread around the exploration or mining site and covered with topsoil preserved in the mining process, where available;

(g) the area disturbed by Lessee's operations, including any area occupied by flumes or pipelines or transportation facilities, shall be seeded or replanted with trees, or in the case of Alluvial Placer Gold operations, native riparian vegetation; provided, however, that Lessee shall not be obligated to seed or replant areas which were not suitable for growing such timber or riparian vegetation prior to the activities of Lessee; and

(h) topsoil removed by Lessee's operations shall be segregated to the extent reasonably feasible from rock and other waste material at the time of removal so that it may later be spread over the disturbed area.

2. Reclamation Purpose. The purpose and goal of reclamation shall be to restore the area disturbed by Lessee's operations to the extent feasible to its state and character as in existence immediately prior to the commencement of Lessee's operations. Accordingly, operations shall be conducted in a manner that prevents unnecessary and undue degradation of land and water resources and the operations shall be reclaimed as contemporaneously as practicable with the operations to leave the disturbed site in a stable condition.

3. Reclamation Bond.

(a) Exploration Activities. Prior to commencement of exploration activities on the Property, unless waived by Doyon in writing Lessee shall obtain for the benefit of Doyon a reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws and regulations relating to Lessee's operations on the Property. For purposes of the preceding sentence and all of this Section 3, Lessee hereby waives any rights it may have under AS 27.19.050(a) and agrees requirements imposed by Doyon pursuant to these guidelines are in accord with AS 27.19.010(e). Doyon shall have the right at any time to require verification of the existence and present amount of financial security required by this paragraph 3(a). To the extent permitted by law, Lessee shall name Doyon as co-beneficiary on any bond or other form of financial security obtained pursuant to this paragraph 3(a), or in favor of a federal, state or local governmental agency.

(b) Development and Mining Phase. Prior to commencement of development or mining activities on the Property, Lessee shall obtain for the benefit of Doyon a reclamation performance bond or other financial security approved by Doyon (which approval shall not unreasonably be withheld), in an amount satisfactory to guarantee interim as well as complete and final reclamation of the Property (but only to the extent relating to Lessee's operations on the Property) to the standards required under the permit, licenses or lease to which these guidelines are attached and under all applicable laws and regulations relating to Lessee's operations on the Property. The amount of the bond may exceed any statutory amount established by AS 27.19.040(a). The initial amount of the bond or other financial security shall be as mutually agreed upon by Doyon and Lessee. Annually thereafter, the Lessee with Doyon's approval shall ensure that the bond amount is sufficient at all times to cover all areas to be mined and reclaimed. Commercial surety bonds issued by bonding companies rated "A+," "A," or "A-" by Best's shall be acceptable bonds hereunder, and in the case of Doyon Mining Leases for alluvial placer gold deposits the State of Alaska Reclamation Bonding Pool may be used to the extent possible in satisfaction of the reclamation bonding requirement required by Doyon. If any federal, state or local governmental agency requires posting of a reclamation bond or other financial security then Lessee shall nevertheless be required to post a bond or other financial security hereunder for the benefit of Doyon, but only in an amount equal to the excess amount required by the permit, license or lease to which these guidelines are attached over the amount of the bond previously issued in favor of such federal, state or local governmental agency. Doyon

shall have the right at any time to require verification of the amount of the bond or other financial security required by this subsection. Such bond or other financial security shall be established in such a manner that (1) it cannot be canceled, liquidated or otherwise terminated or reduced in whole or part without Doyon's written permission, which shall not be unreasonably withheld, and (2) Doyon shall either be able to obtain a valid security interest (solely for ensuring proper reclamation) in the bond or other financial security or, in the opinion of Doyon's legal counsel, the bond or other financial security shall not be subject to the claims of Lessee's creditors in a bankruptcy proceeding. If the Lessee is unable to obtain a reclamation performance bond or other financial security from third parties or the State of Alaska, then Doyon may elect in its sole discretion to accept a reclamation deposit in the total dollar amount of the bond requirement, which amount (i) shall be held by Doyon pending successful completion of all required reclamation or (ii) used by Doyon to perform required reclamation if Lessee shall default in its reclamation obligations. Notwithstanding the fact that Doyon uses the full amount of the reclamation bond or deposited amount, the Lessee shall be liable to Doyon for the full amount of reclamation and administrative costs in excess of the bond amount if Lessee fails to reclaim its operations in accordance with the terms of these guidelines and the permit, license or lease to which these guidelines are attached.

4. Boundary Maintenance.

All location corners or property boundaries described in the reclamation plan must be maintained or reestablished in order to provide an accurate reference for review of reclaimed area.